Exhibit “99.1” Current Province of New Brunswick Description

December 16, 2011

Exhibit “99.1” Current Province of New Brunswick Description

Table of Contents

Page

  Map of the Province
  Summary of Economic and Financial Information
  General Information
  The Economy
  Revenue and Expenditure of the Province
  Financing
  Consolidation of New Brunswick Public Sector Debt
  Public Sector Pension Liabilities
  New Brunswick Power Holding Corporation
  New Brunswick Electric Finance Corporation
  Funded Debt Outstanding at March 31, 2011
  Foreign Exchange
  Sources of Information
3 4 6 8 19 31 35 36 38 47 48 51 51

All dollar amounts herein are in Canadian dollars unless otherwise specified.  On December 16th, 2011 the noon spot exchange rate for United States (U.S.) dollars as reported by the Bank of Canada, expressed in Canadian dollars was $1.0388..

 Financial data for the Province of New Brunswick ("New Brunswick" or the "Province") have been rounded.  Certain information presented in tabular form may not add to the total presented due to such rounding.

The Province made a major change in its accounting policies during the year ended March 31, 2005 by implementing the new government reporting model recommendations of the Public Sector Accounting Board (“PSAB”) of the Canadian Institute of Chartered Accountants (“CICA”).  The Province now distinguishes between financial and non-financial assets and is now accounting for tangible capital assets as prescribed by PSAB.  The new reporting model has resulted in a number of financial statement changes.  In some cases historical data cannot be reproduced in the new format.

 Compound annual rates of growth are computed by using the "geometric average method" which is based on first and last year observations of the variables rather than all observations over the period concerned.

Exhibit “99.1” Current Province of New Brunswick Description

MAP OF NEW BRUNSWICK

QUÉBEC
Matapedia
Dalhousie
Campbellton
Miscou Island
Île Lamèque
Caraquet
Shippagan
RESTIGOUCHE
Bathurst
GLOUCESTER
Tracadie
Saint-Quentin
MADAWASKA
Edmundston
Saint-Léonard
Van Buren
Grand Falls
Grand-Sault
VICTORIA
NORTHUMBERLAND
Gulf of St. Lawrence
Golfe du St-Laurent
Chatham
Miramichi
Plaster Rock
Perth-Andover
PRINCE
EDWARD
ISLAND
ÎLE-DU-
PRINCE-
ÉDOUARD
Détroit de Northumberland Strait
Presque Isle
Richibucto
KENT
Rivière Miramichi River
CARLETON
Doaktown
Bouctouche
MAINE
(U.S.A.)
(É.-U.)
SUNBURY
Shediac
YORK
QUEENS
Moncton
WESTMORLAND
Houlton
Woodstock
Minto
Chipman
Nackawic
Fredericton
Sackville
Fleuve Saint John River
Amherst
Oromocto
ALBERT
NOVA
SCOTIA
NOUVELLE-
ÉCOSSE
Sussex
McAdam
Alma
KINGS
ST. JOHN
CHARLOTTE
St. Martins
Saint John
St. Stephen
St. George
Calais
St. Andrews
Bay of Fundy
Baie de Fundy
Deer Island
Campobello Island
Grand Manan Island

NEWFOUNDLAND
TERRE-NEUVE
QUÉBEC
P.E.I.
Î.-P.-É.
ONTARIO
Montréal
Ottawa
NOVA
SCOTIA
NOUVELLE-
ÉCOSSE
Toronto
U.S.A.
É.-U.
Boston
New York

Exhibit “99.1” Current Province of New Brunswick Description

SUMMARY OF ECONOMIC AND FINANCIAL INFORMATION The following summary information is qualified in its entirety by the information contained herein:

	Year Ended December 31,					Compound Annual Growth Rate
						%
	2006	2007	2008	2009	2010	2006-2010
	(In millions of dollars where applicable)

Economy1
Gross Domestic Product (GDP) at market prices	25,847	27,044	27,499	27,920	29,448	3.3
Personal Income	21,368	22,508	23,701	24,341	25,170	4.2
Retail Trade	8,858	9,407	10,018	10,093	10,592	4.6
Manufacturing Sales	14,730	15,647	17,815	14,240	17,257	4.0
Foreign Commodity Exports	10,378	11,183	12,808	9,902	12,719	5.2
Population at July 1 (in thousands)	746	746	747	750	753	0.2
Unemployment Rate	8.7%	7.5%	8.5%	8.8%	9.3%
Change in Consumer Price Index	1.7%	1.9%	1.7%	0.3%	2.1%
Change in Real GDP	2.4%	1.1%	0.6%	-0.4%	3.1%

	Year Ending March 31,
	2008	2009	2010	2011	Budget Estimates 2012
	(In millions of dollars)
Government Finance
Ordinary Account (Surplus) Deficit	(133.6)	136.0	598.4	491.5	306.1
Net Capital Expenditure	723.2	431.1	566.3	857.3	543.3
(Surplus) Deficit on Special Purpose Account	(10.2)	(5.2)	(5.4)	(0.7)	7.1
(Surplus) Deficit on Special Operating Agency	(4.7)	(21.2)	(11.6)	(17.3)	2.4
Earnings from Sinking Fund	(230.7)	(233.4)	(216.4)	(223.5)	(228.6)
Accounting adjustments on consolidation	(12.3)	135.9	38.7	(98.3)	-
Increase (Decrease) in Net Debt	331.7	443.2	970.0	1,009.0	630.3
Adjustments related to non financial assets	(443.9)	(267.7)	(247.7)	(376.0)	(181.5)
Annual (Surplus) Deficit	(112.2)	175.5	722.3	633.0	448.8

Exhibit “99.1” Current Province of New Brunswick Description

	Year Ended March 31,

	2007	2008	2009	2010	2011
	(In millions of dollars unless indicated)

Provincial Purpose Funded Debt 1
Gross Provincial Purpose Funded Debt	9,272.8	9,461.7	10,127.6	10,470.2	11,986.4
Less Sinking Funds	3,968.2	4,161.9	4,159.9	4,192.9	4,341.4
Net Provincial Purpose Funded Debt	5,304.6	5,299.8	5,967.7	6,277.3	7,645.0

As a Percent of GDP	20.5	19.6	21.8	22.7	26.7

	Year Ended March 31,

	2007	2008	2009	2010	2011
	(In millions of dollars)

Funded Debt Used for Advances to NB Power/NBEFC 2
Gross Advances	3,709.1	3,602.9	4,177.1	4,217.1	4,662.3
Less Sinking Funds	300.6	309.4	415.4	364.1	393.1
Net Advances	3,408.5	3,293.5	3,761.7	3,853.0	4,269.2

	Year Ended March 31,

	2007	2008	2009	2010	2011
	(In millions of dollars)

Contingent Liabilities	94.4	78.8	88.2	90.1	92.1

1 Foreign currency issues are expressed as the Canadian dollar equivalent at fiscal year-end rates of exchange or, where hedges are in place, at the rates of exchange established by such hedges.
2 Foreign currency issues are expressed as the Canadian dollar equivalent at fiscal year-end rates of exchange.  See section on
New Brunswick Electric Finance Corporation.

Exhibit “99.1” Current Province of New Brunswick Description

GENERAL INFORMATION

Introduction

New Brunswick (“New Brunswick” or the “Province”) is located on the eastern seaboard of Canada and is one of the four Atlantic provinces.  New Brunswick has a total area of 28,355 square miles of which about 12,877 square miles is Crown land owned by the Province.  The St. John River flows for a distance of over 300 miles through the Province to its mouth on the Bay of Fundy.  The Province's population is concentrated principally in the valleys of the St. John and other rivers.

A large part of New Brunswick is covered by forests which constitute a major natural resource.  Other natural resources include fish and shellfish, farmland and base metals, coal, potash, limestone and other minerals.  The location of the Province provides the advantage of cost effective water transportation for its products to export markets in the eastern U.S., Great Britain and Western Europe.  Saint John, New Brunswick’s largest city, located at the mouth of the St. John River on the Bay of Fundy, is home to one of North America’s largest oil refineries and is one of the two principal seaports in eastern Canada that remain open throughout the year.  Consequently, some Canadian shipping, which would otherwise pass through the St. Lawrence River, is diverted to the Saint John port during the winter months.

According to Statistics Canada, the population of the Province on July 1, 2011 was estimated at 755,455.  The three largest urban areas of New Brunswick and their respective populations based on 2006 census figures are Saint John (122,389), Moncton (126,424) and Fredericton (85,688), the capital of the Province.

Government

Canada consists of a federation of provinces and federal territories with a constitutional division of powers between the federal and provincial governments established by the Constitution Act, 1867 and the Constitution Act, 1982.  Under these Acts the provinces are assigned jurisdiction over health, social services, education, municipal institutions, property and civil rights, natural resources and other matters of purely private or local concern.  The Parliament of Canada has jurisdiction over all areas not assigned exclusively to the provincial legislatures, including such matters as the federal public debt and property, the regulation of trade and commerce, currency and coinage, banks and banking, national defense, the postal services, railways and navigation, and employment insurance.

The Constitution Act, 1982 provides for enlarged provincial jurisdiction over, and taxation of, certain natural resources and electrical energy, a Charter of Rights and Freedoms, including language rights, the principles of the reduction of regional economic disparities and the making of fiscal equalization payments to certain provinces by the Government of Canada, and for the amendment of the constitution in Canada.  Each province owns mineral and other resources on its provincial Crown Lands and may own sub-surface resources on its other lands.

The executive power in New Brunswick is vested in the Lieutenant-Governor acting on the advice of the Executive Council.  The Executive Council is responsible to the Legislative Assembly.  The Lieutenant-Governor, who is the representative of the Queen, is appointed by the Governor-General of Canada in Council on the recommendation of the Prime Minister of Canada.  The current Lieutenant-Governor is the Honourable Graydon Nicholas.  Members of the Executive Council are appointed by the Lieutenant-Governor on the nomination of the Premier from members of the Legislative Assembly. There are presently 16 members of the Executive Council, including the Premier, the Honourable David Alward.

Legislative power is exercised by the Legislative Assembly and legislation becomes effective upon the assent of the Lieutenant-Governor unless otherwise specified in the legislation.  The Legislative Assembly is elected for a term of four years and may be dissolved at any time by the Lieutenant-Governor.  Of a total of 55 seats in the Legislative Assembly, 42 are held by the Progressive Conservative Party and 13 are held by the Liberal Party.  The last provincial general election was held on September 27, 2010, in which the Progressive Conservative Party defeated the Liberal Party.  Subject to the Legislative Assembly Act, the next provincial general election will be held on September 22, 2014 and thereafter on the fourth Monday in September in the fourth calendar year following the most recently held provincial general election.

Exhibit “99.1” Current Province of New Brunswick Description

International Trade Agreements

 New Brunswick believes that Canada’s participation in the Canada-U.S. Free Trade Agreement (“FTA”) and North American Free Trade Agreement (“NAFTA”) improves the Province’s international trade opportunities, with neighbouring U.S. The FTA and NAFTA have provided the Province with an extraordinary advantage in the U.S. market over the past 24 years. As the U.S. implements more regional/bilateral free trade agreements, New Brunswick’s exclusive position is being eroded. Canadian business stakeholders have indicated that Canada should diversify its trade relationships.

On February 12, 2010, Canada and the United States signed an agreement that will allow Canadian companies to participate in U.S. infrastructure projects financed under the American Recovery and Reinvestment Act.  The Canada-U.S. Agreement on Government Procurement includes provincial and territorial procurement commitments under the World Trade Organization (“WTO”) Agreement on Government Procurement (“GPA”) in exchange for U.S. sub-federal GPA commitments.

The Government of Canada has recently become more aggressive with its regional trade agenda, announcing the “entering into force” of the Canada-European Free Trade Association Free Trade Agreement on July 1, 2009, as well as the Canada-Peru Free Trade Agreement on August 1, 2009; the Canada-Columbia Free Trade Agreement on August 15, 2011, and the implementing legislation for the Canada Jordan Free Trade Agreement was tabled on March 24, 2010.

Canada and the European Union (“EU”) undertook an economic study in 2008 which demonstrated that greater trade liberalization has the potential to bring substantial economic benefits to Canada, as well as the EU. The study predicts that liberalizing trade in goods and services could bring a potential 20% boost to bilateral trade and GDP gains of up to $12 billion (or €8.2 billion) for Canada by 2014.  On May 6, 2009, the Prime Minister, the European Union President and the European Commission President announced the formal launch of negotiations on the Comprehensive Economic and Trade Agreement (“CETA”). The first round of CETA negotiations took place in Ottawa during the week of October 19, 2009 with the governments of the Canadian Provinces and Territories taking an active role in international trade negotiations for the first time. Talks advanced through 2011, with a ninth Round of talks scheduled for the week of October 17, 2011.  Both Canada and the EU are committed to maintaining the momentum of the negotiations with the aim of concluding by 2012.

 The advancement of the World Trade Organization (“WTO”) is beneficial for the export-oriented economies of both Canada and New Brunswick.  The WTO remains the cornerstone of Canadian trade policy and New Brunswick maintains its support for Canada’s position on the negotiating framework for the Doha Development Round and for the WTO as an institution.  The Province participates actively on federal/provincial consultative committees concerned with implementation, dispute settlement and future negotiation issues related to international trade and investment agreements.

On Sept 12, 2006, Canada and the U.S. signed the Softwood Lumber Agreement (“SLA”) which excluded Atlantic Canada from the “export measures”, not the terms of the SLA overall.  New Brunswick continues to actively monitor all activity relative to the SLA, especially U.S. challenges and ongoing arbitrations.

Since the SLA came into force on October 12, 2006, all softwood lumber of Atlantic origin continues to enter the U.S. duty free, export tax free and with no quota restrictions. For exporters in British Columbia and Alberta an export charge is payable based on the export price of softwood lumber (up to 15%).  Exporters in Saskatchewan, Manitoba, Quebec and Ontario are subject to an export control regime which includes an export tax (maximum of 5%) and quota restrictions. Canada imposed an additional 10% tax on softwood lumber from these four provinces on September 1, 2010 as the result of a September 28, 2009 decision by the London Court of International Arbitration that these provinces were in breach of the SLA. On January 21, 2011, the London Court of International Arbitration issued another ruling which indicated that elements of certain Ontario and Quebec programs were inconsistent with Canada’s obligations under the Softwood Lumber Agreement and ruled that additional export charges of 0.1% and 2.6% for Ontario and Quebec, respectively, would bring Canada into compliance.

Exhibit “99.1” Current Province of New Brunswick Description

THE ECONOMY

Economic Update 2011

The current private sector consensus forecast for real GDP growth is at 1.6%, consistent with the 2011 Department of Finance budget forecast of 1.5% growth. Investment has become increasingly dependent on the private sector in 2011 with government capital spending on stimulus projects being scaled back significantly. After a strong year in 2010, the forestry and mining sectors, most notably potash, continue to do well. Exports from the forestry sector are down 0.3% while potash exports are up 31% to over $181 million year-to-date.  Income growth has remained close to historical levels despite weakness in the labour force.

Developments in 2010

The Canadian economy emerged from the recession expanding by 3.2% in 2010 compared to the 2.8% decline in real GDP recorded in 2009. Resource-based provinces such as Newfoundland and Labrador, Alberta, Saskatchewan and British Columbia drove the recovery. The Maritime provinces contributed to the expansion but posted growth well below the national average.

A strong rebound in exports and manufacturing led New Brunswick out of recession in 2010. Higher energy prices, production from the Canaport LNG terminal and a solid resurgence in potash exports contributed to the improvement. Statistics Canada estimates that real GDP grew by 3.1% in 2010 due to stronger than anticipated growth in exports.

The forestry sector performed better than it has in years, with forestry exports jumping considerably in the latter half of 2010. Wood product manufacturing recovered strongly from the recession and surpassed 2008 sales levels, while sawn lumber production was up in excess of 20% for the year.

Although the Province led the country in export and manufacturing sales growth, it lagged in other areas. New Brunswick was one of only two provinces to show job losses in 2010, while growth in average weekly earnings and retail sales failed to keep pace with the rest of the country.

While the employment situation was bleak in 2010, personal expenditures were a bright spot as modest income gains and low interest rates prevented job losses from constraining consumption. Retail sales were up from the previous year despite growth slowing significantly in the latter half of 2010.

Residential construction rebounded from a weak year due to a considerable increase in housing starts. A 48.7% jump in multiple housing starts in 2010 provided momentum as single-detached housing starts posted a slight decline. On average, housing prices were up 1.5% for the year.

A modest increase in non-residential investment was supported by public capital spending in 2010. Public sector investment was up 24.5% thanks to several stimulus projects around the Province. Private sector investment declined 10.4% but cushioning the blow to a certain extent was the continued refurbishment of the Point Lepreau nuclear generating station and the expansion of the potash mine near Sussex.

Increased spending domestically and throughout the world exerted upward pressure on prices, returning inflation to pre-recession growth levels. Excluding energy costs, however, price growth was a more limited 1.5%.

Economic Activity

In 2010, the nominal value of New Brunswick’s GDP was estimated at $29,448 million in current prices or $39,116 per capita. Over the 2006 to 2010 period, GDP at market prices grew at a compound annual growth rate of 3.3%, above the national growth rate of 2.9%.  Comparing 2006 and 2010, the real GDP from goods producing industries declined by 0.4%. The real GDP of service producing industries recorded a compound annual growth rate of 1.7% during that same period.

The gross value of manufacturing sales increased at a compound annual growth rate of 4.0% (in current prices) over the 2006 to 2010 period, while foreign exports of commodities rose at a compound annual growth rate of 5.2% (in current prices).

Exhibit “99.1” Current Province of New Brunswick Description

Personal income has increased from $21,368 million in 2006 to $25,170 million in 2010 (in current prices), a compound annual growth rate of 4.2%. On a per capita basis, personal income increased from $28,656 to $33,433 (in current prices) over the same period, growing at a compound annual growth rate of 3.9%. Retail trade for New Brunswick increased at a compound annual growth rate of 4.6% (in current prices) over the same period.

The following table sets forth selected indices of economic activity for New Brunswick and for Canada as a whole.

Selected Economic Indicators
	Year Ended December 31,
						CAGR1 (%)
	2006	2007	2008	2009	2010	2006-2010
	(In millions of dollars unless otherwise indicated)

Gross Domestic Product at market prices
New Brunswick	25,847	27,044	27,499	27,920	29,448	3.3
Canada	1,450,405	1,529,589	1,603,418	1,528,985	1,624,608	2.9
Per Capita Gross Domestic Product (in dollars)
New Brunswick	34,663	36,276	36,811	37,228	39,116	3.1
Canada	44,524	46,450	48,123	45,331	47,606	1.7
Personal Income
New Brunswick	21,368	22,508	23,701	24,341	25,170	4.2
Canada	1,106,832	1,174,683	1,228,362	1,228,702	1,279,922	3.7
Per Capita Personal Income (in dollars)
New Brunswick	28,656	30,191	31,727	32,455	33,433	3.9
Canada	33,977	35,672	36,867	36,428	37,506	2.5
Private and Public Investment (new)	5,686	6,032	6,544	5,916	5,831	0.6
Retail Trade	8,858	9,407	10,018	10,093	10,592	4.6
Manufacturing Sales	14,730	15,647	17,815	14,240	17,257	4.0
Foreign Commodity Exports	10,378	11,183	12,808	9,902	12,719	5.2
Real Gross Domestic Product (chained 2002 dollars)
New Brunswick	23,174	23,439	23,583	23,484	24,216	1.1
Canada	1,283,033	1,311,260	1,320,291	1,283,722	1,324,993	0.8
Change in Consumer Price Index
New Brunswick	1.7%	1.9%	1.7%	0.3%	2.1%
Canada	2.0%	2.2%	2.3%	0.3%	1.8%
Unemployment Rate
New Brunswick	8.7%	7.5%	8.5%	8.8%	9.3%
Canada	6.3%	6.0%	6.1%	8.3%	8.0%

1Compound annual growth rate
Source: Statistics Canada

Structure of the Economy

Contributions from natural resources (especially forestry related industries) to the New Brunswick economy have been in decline in recent years, even though 2010 was an exception. The provincial economy shows a larger concentration of service industries than goods-producing industries compared to Canada as a whole. During the 2006 to 2010 period, real GDP in the service industries accounted for 73.4% of total real GDP compared to 70.6% for Canada. Growth in goods-producing industries has been declining over the same time period.

Exhibit “99.1” Current Province of New Brunswick Description

The following table shows real GDP by industry in New Brunswick for the years 2006 to 2010, valued in chained 2002 dollars.

Gross Domestic Product by Industry1

	For Year Ended December 31,
	2006	2007	2008	2009	2010	CAGR2% 2006-2010
	(In millions of chained 2002 dollars)
Goods-Producing Industries
Manufacturing	2,663.7	2,533.5	2,335.9	2,305.0	2,530.5	-1.3
Construction	1,349.4	1,504.1	1,559.0	1,358.7	1,342.0	-0.1
Utilities	677.0	696.6	702.1	727.5	731.0	1.9
Primary Industries
Agriculture, Forestry, Fishing and Hunting	780.7	714.5	748.1	737.5	771.4	-0.3
Mining and Oil and Gas Extraction	274.5	291.1	310.1	250.8	273.9	-0.1
Total Goods-Producing Industries	5,834.7	5,867.4	5,802.9	5,461.1	5,742.1	-0.4
Service-Producing Industries
Transportation and Warehousing	1,152.6	1,161.3	1,102.4	1,111.9	1,107.8	-1.0
Information and Cultural Industries	787.9	789.4	788.0	783.8	792.1	0.1
Retail Trade	1,384.7	1,443.0	1,512.6	1,549.1	1,582.9	3.4
Wholesale Trade	1,188.4	1,148.2	1,039.2	1,021.9	1,044.2	-3.2
Finance and Insurance, Real Estate, Renting, Leasing, Company Management	3,757.3	3,811.1	3,897.4	4,008.6	4,125.5	2.4
Public Administration	2,031.9	2,075.0	2,118.2	2,189.2	2,253.8	2.6
Educational Services	1,105.6	1,114.9	1,141.7	1,169.2	1,208.6	2.3
Health Care and Social Assistance	1,625.2	1,661.0	1,713.0	1,763.3	1,819.2	2.9
Professional, Scientific and Technical Services	594.2	609.6	665.4	675.6	690.6	3.8
Administrative and Support, Waste Management and Remediation Services	498.2	513.8	511.3	485.9	479.2	-1.0
Accommodation and Food Services	459.2	452.2	462.7	456.0	455.7	-0.2
Arts, Entertainment and Recreation	122.7	127.7	121.0	116.5	118.0	-1.0
Other Services	542.7	562.3	584.7	583.5	589.7	2.1

Total Service-Producing Industries	15,241.2	15,464.8	15,681.5	15,945.1	16,305.4	1.7
Total Real Domestic Product (at basic prices)	21,056.3	21,308.1	21,448.2	21,341.3	21,989.6	1.1

1 Totals may not add up due to the adoption of the chain Fisher deflation methodology 2 Compound Annual Growth Rate Source: Statistics Canada

Exhibit “99.1” Current Province of New Brunswick Description

Primary Industries

Mining.

New Brunswick is a major Canadian producer of lead, zinc, silver, potash, natural gas, peat, antimony, bismuth and cadmium. Other locally produced minerals include copper, salt, limestone, coal, marl and silica. In 2010, the overall value of mineral production was estimated to total $1.2 billion, a 4.9% increase from 2009.

A rebound in potash demand was largely responsible for the improvement as non-metallic mineral production grew considerably for the year. Metallic mineral production fell 7.0% in 2010 due to declines in lead, silver and zinc. The mining and oil and gas extraction industry represents about 1% of provincial GDP. Foreign exports of zinc ores and concentrates originating from the Province increased 0.8% to $186.7 million in 2010.

Employment in the mining and oil and gas extraction industry stood at 4,900 in 2010, up 200 from a year earlier. The $1.7-billion expansion of the potash mine (adjacent to its existing operation near Sussex) is expected to be completed in 2013.

Mineral Production

	Year Ended December 31,

	2006	2007	2008	2009p	2010p
	(In millions of dollars)

Metallic Minerals	1,228.5	1,201.2	900.9	768.2	714.2
Non-Metallic Minerals	n/d	n/d	n/d	n/d	440.3
Total	1,538.6	1,540.2	1,537.0	1,100.4	1,154.6

p - preliminary
n/d -  not disclosed

Source:  Statistics Canada.

Forestry

Approximately 83.5% of the land area of New Brunswick is forested and roughly one-half of the forested land is owned by the Province as Crown land. Nearly all Crown land is subject to timber licenses or harvest agreements.  Harvest activities on Crown land generated $69.1 million in Crown royalties for the fiscal year ended March 31, 2011.  The Province received $67.5 million of these royalties from Licensee and Sub-licensee harvest activities and $1.6 million was forwarded to New Brunswick First Nation Communities in accordance and in association with First Nation harvesting activities.

The following table sets forth the most recently published estimates of forest production in New Brunswick for the years 2005 through 2009.

Exhibit “99.1” Current Province of New Brunswick Description

Forest Production

	Year Ended December 31,

	2005	2006	2007	2008	1	2009	1
	(In thousands of cubic metres)

Pulpwood	2,049	3,985	3,685	3,677		4,423
Logs and Bolts	7,818	6,371	5,191	5,187		3,432
Fuelwood	71	62	68	49		63
Other	n/d	n/d	n/d	n/d		n/d
Total	9,968	10,451	8,944	8,931		7,940
1 National Forestry database estimate.

Note: Due to incomplete details totals may not always agree

Agriculture

The 2006 Census of Agriculture counted 2,776 farms in New Brunswick on May 16, 2006, down 8.5% from 3,034 farms in 2001.  While there were fewer farms in 2006 than in 2001, the agricultural land base has increased.  New Brunswick reported 976,629 acres of farmland in 2006, up from 958,899 acres five years earlier.  Beef farms accounted for 19.7% of all farms in New Brunswick in 2006, followed by fruit and tree-nut operations (13.4%), hay farms (11.3%) and dairy farms (9.7%).  Total farm cash receipts in the Province were $482.6 million in 2009, up 2.2% from the previous year.  Receipts for potatoes, the largest crop, increased 17.2% to $132.9 million.

Fishing

Lobster, crab, herring, shrimp, scallops, and sea urchin have been the species most important to the primary fishing industry, accounting for nearly 95% of the value of landings estimated at $120.3 million in 2010, a 21.6% decrease from the $146.3 million in 2009.  The average annual value of fish landings during the 2006-2010 period was $157.4 million.  New methods of processing and marketing frozen and pre-cooked fish and shellfish have expanded market opportunities and increased the competitiveness of the industry.

Aquaculture

Aquaculture production ranked second in the country behind only British Columbia in 2009 but did experience a decline in 2009 as production value declined 17.3% from 2008 down to $164 million.

Secondary Industries

Manufacturing

In 2010, the value of manufacturing sales increased by 21.2% from $14,240 million to $17,257 million. Employment in the manufacturing sector, however, dropped to 30,800 in 2010, down 1,600 from the previous year.  Non-metallic mineral product manufacturing was hardest hit in terms of job losses (-700).  Food manufacturing also experienced a difficult year with job losses of 600.  Wood product manufacturing saw the biggest increase (+900).  The manufacturing sector represents almost 11% of provincial GDP.

The table below sets forth the leading industrial groups in New Brunswick’s manufacturing sector, according to gross selling value of factory sales, for the years 2006 through 2010.

Exhibit “99.1” Current Province of New Brunswick Description

Gross Selling Value of Factory Sales

	Year Ended December 31,
						CAGR1%
	2006	2007	2008	2009	2010	2006-2010
	(In millions of dollars)

Industry
Food Manufacturing	1,695.9	1,768.9	1,822.6	1,842.8	2,083.8	5.3
Wood Product Manufacturing	1,277.7	1,005.5	867.9	777.3	912.7	-8.1
Fabricated Metal Product Manufacturing	370.6	385.5	454.2	386.6	391.3	1.4
Miscellaneous Manufacturing2	11,386.2	12,486.6	14,669.9	11,233.8	13,869.2	5.1
Total	14,730.4	15,646.5	17,814.5	14,240.4	17,256.9	4.0

1Compound annual growth rate
2The principal components of "Miscellaneous" are petroleum products, paper manufacturing, lead smelting and electrical and electronics commodities.

Source: Statistics Canada

Construction

Supporting moderate growth in the service sector, construction activity was strong for a second consecutive year in 2010 with employment growing by 2,100. Solid contributions came from both non-residential and residential construction investment, which grew by 14.3% and 9.8% respectively.

Service Industries

Trade

In 2010, New Brunswick’s retail trade surpassed $10.5 billion; growth of 4.9% was an improvement compared to 0.7% in 2009. This industry accounts for over 7% of provincial GDP. Higher sales were reported in nine of 11 subsectors with motor vehicle and parts dealers, gasoline stations and general merchandise stores leading the way (in dollar terms). The national increase (+5.5%) was stronger than the provincial result. Provincial employment in the sector was 45,100 in 2010, up from 43,300 the previous year.  Average weekly earnings in the industry increased 2.6%.

Transportation

Transportation and warehousing employment rose 2.2% to 18,900 in 2010. Gains for couriers and messengers, and transit and ground passenger transportation were dampened by a loss in truck transportation. This sector represents over 5% of provincial GDP. Cargo tonnage at the port of Saint John exceeded 30 million metric tonnes for the first time. As well, a record 205,890 cruise ship passengers visited the port. Airports serving the three largest centres reported increases in the number of passengers and declines in aircraft movements.

Communications and Technology

Employment in the information and communication technologies sector (ICT) fell 6.0% in 2010, mainly due to a loss in computer systems design employment. ICT accounts for 4% of provincial GDP. The customer contact sector has over 100 sites that employ approximately 16,500 people throughout the Province.

Exhibit “99.1” Current Province of New Brunswick Description

Tourism

In 2010, employment for accommodation and food services in New Brunswick fell by 1,900 to 20,800 while average weekly earnings in the industry rose 0.4%.  The tourism sector represents approximately 2.0% of provincial GDP.

New Brunswick residents continued to increase their in-province travel and attraction visits in 2010, and New Brunswick also observed increased visits from Ontario, the United States, and other countries. The leading 9% increase in American border crossings into New Brunswick on auto trips of one or more nights stood in contrast to the continuing 2% decline in such trips observed across Canada overall.

Events such as the 2010 IAAF World Junior Championships contributed to increased accommodation room nights sold to visitors from outside of New Brunswick and from outside of Canada. The increase in accommodation room nights sold in 2010 (1.7 million) kept pace with the continuing increase in accommodation capacity in the Province, resulting in a stable occupancy rate (51%).

New Brunswick residents occupied 45% of accommodation room nights in 2010, representing a slight decline from 2009. Room nights sold to non-resident Canadians, Americans, and other international residents increased by 2% in 2010.

New Brunswick’s provincial park campgrounds sold 9% more campsite nights in 2010 than in 2009, and 24% more than in 2008. While New Brunswick residents occupied 68% of these campsite nights in 2010, New Brunswick’s provincial parks also saw an 11% increase in stays by campers from outside of the Province.

Foreign Trade
Selected Trade Indictors

	Year Ended March 31,

	2006	2007	2008	2009	2010
	(In millions of dollars unless otherwise stated)

Exports of Goods and Services	20,208	21,383	23,288	19,833	21,982
Exports to other countries	11,743	12,314	13,933	10,993	11,916
Exports of goods to other countries	10,586	11,236	12,866	9,961	10,881
Exports of services to other countries	1,157	1,078	1,067	1,032	1,035
Exports to other provinces	8,465	9,069	9,355	8,840	10,066
Exports of goods to other provinces	5,860	6,202	6,341	5,838	6,850
Exports of services to other provinces	2,605	2,867	3,014	3,002	3,216
Ratio of Exports to Nominal GDP	78.2%	79.1%	84.7%	71.0%	74.6%
Imports of Goods and Services	23,716	25,407	28,498	24,916	26,396
Imports from other countries	12,058	12,315	14,662	12,890	13,313
Imports of goods from other countries	11,201	11,237	13,607	11,822	12,296
Imports of services from other countries	857	1,078	1,055	1,068	1,017
Imports from other provinces	11,658	13,092	13,836	12,026	13,083
Imports of goods from other provinces	6,141	7,049	7,573	5,709	6,700
Imports of services from other provinces	5,517	6,043	6,263	6,317	6,383
Ratio of Imports to Nominal GDP	91.8%	93.9%	103.6%	89.2%	89.6%
Trade Balance	(3,508)	(4,024)	(5,210)	(5,083)	(4,414)
Gross Domestic Product at Market Prices	25,847	27,044	27,499	27,920	29,448

Foreign Exports of Commodities

Foreign exports of commodities have become increasingly important to both the New Brunswick and Canadian economies. In 2010, foreign exports were equivalent to 43.2% of nominal GDP for the Province compared to 23% for Canada.

Exhibit “99.1” Current Province of New Brunswick Description

On an economic accounts basis, New Brunswick’s foreign exports of commodities, estimated at $10,881 million in 2010 (in current dollars), increased at a compound annual growth rate of 0.7% over the 2006 to 2010 period.

Due to the significance of commodity exports, the economic performance of the Province is highly dependent on international economic conditions, particularly in the U.S. In 2010, the U.S. purchased an aggregate of 87.4% of the Province’s foreign commodity exports. Energy products (mostly refined petroleum products, liquefied natural gas and some electricity) accounted for 66.4% of all commodity exports that year, followed by agriculture and fishing products at 9.8%, and forest products and industrial goods at 10.7% and 8.6% respectively.

The table below shows foreign exports of commodities from New Brunswick for the years 2006 to 2010. The largest component, energy products, increased at a compound annual growth rate of 9.8% during that time. Even following a strong 2010, exports of forest products decreased at a compound annual growth rate of 6.5% due to price declines and weak markets.   Exports of machinery and equipment declined at a compound annual rate of 11.6% between 2006 and 2010.

Foreign Exports of Commodities

	Year Ended December 31,
	2006	2007	2008	2009	2010	CAGR1 (%) 2006-2010
	(In millions of dollars)

Forest Products	1,788.4	1,615.6	1,252.5	1,102.3	1,364.2	-6.5
Energy Products	5,810.4	6,658.2	8,406.5	6,286.0	8,443.9	9.8
Agriculture and Fishing Products	1,218.8	1,107.3	1,250.8	1,177.8	1,241.6	0.5
Industrial Goods	852.9	1,095.6	1,305.6	754.3	1,093.7	6.4
Machinery and Equipment	471.5	471.1	335.4	307.0	288.4	-11.6
Other	235.6	234.5	257.4	274.7	286.9	5.0

Total	10,377.7	11,182.5	12,808.2	9,901.8	12,718.8	5.2

Source: Statistics Canada

Foreign Imports of Commodities

The table below shows foreign imports of commodities to New Brunswick for the years 2006 to 2010. The largest component, energy products, increased at a compound annual growth rate of 9.5% during that time due to particularly strong increases in energy prices in the past few years.

Foreign Imports of Commodities

	Year Ended December 31,
	2006	2007	2008	2009	2010	CAGR1 (%) 2006-2010
	(In millions of dollars)

Forest Products	149.3	138.0	127.7	100.6	113.1	-6.7
Energy Products	5,104.9	4,987.3	7,762.9	6,347.0	7,339.2	9.5
Agriculture and Fishing Products	476.1	452.9	464.2	479.8	571.0	4.6
Industrial Goods	726.3	798.5	985.6	930.8	1,051.3	9.7
Machinery and Equipment	613.1	602.3	840.9	995.9	938.2	11.2
Other	461.1	481.7	563.0	542.1	688.6	10.5
Total	7,531.0	7,460.9	10,744.5	9,396.2	10,701.6	9.2

1 Compound annual growth rate
Source: Statistics Canada

Exhibit “99.1” Current Province of New Brunswick Description

New Investment

The following table sets forth statistics regarding new investment in New Brunswick by sector and compares total new investment with Canada as a whole.

New Investment

	Year Ended December 31,
	2006	2007	2008	2009	2010
	(In millions of dollars)

Construction
Housing	1,394.3	1,524.1	1,622.0	1,571.1	1,717.3
Public Administration	476.4	420.0	565.3	675.1	896.6
Other	1,717.7	1,999.3	2,264.1	1,728.3	1,360.3
Construction Investment	3,588.4	3,943.4	4,451.4	3,974.5	3,974.2

Machinery and Equipment
Manufacturing	n/d	537.5	511.9	435.9	480.9
Finance and Insurance	246.7	272.2	207.6	88.3	121.8
Public Administration	129.5	179.3	189.9	178.4	223.9
Real Estate and Rental and Leasing	227.3	215.0	192.0	177.5	139.8
Other	1,494.1	884.4	990.8	1,061.2	891.0
Machinery and Equipment Investment	2,097.6	2,088.4	2,092.2	1,941.3	1,857.4

Total New Investment	5,686.0	6,031.8	6,543.7	5,915.8	5,831.6

Total New Investment (Canada)	305,410.2	328,804.6	349,258.5	306.608.1	338,051.7

Source: Statistics Canada

Capital investment in New Brunswick declined 1.4% to $5.8 billion in 2010. Investment in the public sector increased 24.5% while the private sector decreased 10.4%. Higher investment in housing, provincial administration and educational services couldn’t offset lower investment in utilities, mining and oil and gas extraction, and information and cultural industries. Nationally, capital investment rose 10.3%. Major investments in the Province since the mid-1990s included projects in the refined petroleum products, power generation, real estate, retailing, food processing, electronic products, communications, transportation, health, recreation, education and forestry-related industries.

Growth in the economy over recent years has been driven by large capital investment projects in the energy, mining and manufacturing sectors, development of information and technology industries, growth in business and personal services and public investment and program spending.

The $750 million LNG terminal became fully operational in 2009 and began supplying gas to the U.S. northeast in January of 2010. Work on the refurbishment of the Point Lepreau nuclear plant is ongoing and should be completed sometime in 2012.

Continued work on the Point Lepreau refurbishment and the potash mine expansion in Sussex combined with increased government spending on capital projects helped limit the depth of the recession in the Province. Also cushioning the blow was the delivery of natural gas to the U.S., which commenced with the completion of the Canaport LNG terminal in Saint John.

Residential construction investment totaled $1,713 million in 2010, a 9.8% increase from 2009. Construction of new dwellings and cottages were the major contributors to the increase. Nationally, residential construction investment increased 15.4%. In 2010, provincial housing starts increased 16.5% to 4,101.

Non-residential building construction investment increased 14.3% in 2010. Losses in commercial building construction (-8.3%) and Industrial and commercial building construction (-32.4%) were offset by gains in institutional and governmental building construction (+69.4%). The increase in investment translated into a strong employment gains within the construction industry (+2,100). The construction industry in New Brunswick represents roughly 6.5% of provincial GDP.

Exhibit “99.1” Current Province of New Brunswick Description

Labour Force

New Brunswick was one of two provinces (Alberta was the other) to report job loss in 2010. Employment fell to 356,100, a 0.9% drop from 2009. Nationally, employment increased 1.4%. Both full-time and part-time employment suffered job losses, with the number of workers employed full-time declining by 600 (-0.2%) and those employed part-time dropping by 2,900 (-5.1%). Declining employment triggered a noticeable increase in New Brunswick’s unemployment rate, which rose to 9.3% in 2010 from 8.8% in 2009. The unemployment rate for men remained in double-digits for a third consecutive year, climbing to 10.8% in 2010; the rate for women increased to 7.6%. Canada’s unemployment rate fell to 8.0% in 2010, down 0.3 percentage points from 2009.

Labour Force

	Average for Year Ended December 31,
	2006	2007	2008	2009	2010
	(In thousands)

Population 15 years and over	606.7	608.1	610.7	613.9	616.8
Labour Force	383.8	386.1	392.6	394.2	392.5
Labour Force Employed	350.3	357.1	359.1	359.5	356.1
Labour Force Unemployed	33.4	29.0	33.5	34.6	36.4
Unemployment Rate
New Brunswick	8.7%	7.5%	8.5%	8.8%	9.3%
Canada	6.3%	6.0%	6.1%	8.3%	8.0%
Participation Rate
New Brunswick	63.3%	63.5%	64.3%	64.2%	63.6%
Canada	67.0%	67.4%	67.7%	67.1%	67.0%

Source: Statistics Canada

From 2006 to 2010, the number of persons employed in New Brunswick increased 1.7%. Employment increases in 2010 were concentrated in the service-producing sector, which rebounded from losses the previous year. These gains, however, could not offset declines in the goods-producing sector. Notable decreases were evident in manufacturing (-1,600), public administration (-1,600) and accommodation and food services (-1,900), while sizeable gains occurred in construction (+2,100) and trade (+1,900).  Employment in the goods producing sector decreased by 800 while the service sector lost 2,600 jobs in 2010.

Exhibit “99.1” Current Province of New Brunswick Description

The following table indicates employment by industry in New Brunswick for the years 2006 through 2010.

Employment by Industry

	Average for Year Ended December 31,

	2006	2007	2008	2009	2010
	(In thousands)
Goods-Producing Sector	76.0	81.3	79.7	80.6	79.8
Agriculture	6.1	6.2	6.0	7.0	5.8
Forestry, Fishing, Mining, Oil and Gas	9.6	10.8	11.3	10.6	10.5
Manufacturing	36.4	36.9	34.1	32.4	30.8
Utilities	3.2	4.2	4.9	4.3	4.3
Construction	20.7	23.2	23.4	26.3	28.4
Services-Producing Sector	274.3	275.8	279.4	278.9	276.3
Trade	56.4	57.1	56.7	54.1	56.0
Transportation and Warehousing	19.8	18.8	19.9	18.5	18.9
Professional, Scientific and Technical Services	14.2	15.3	16.9	16.7	15.6
Business, Building and Other Support Services	21.3	19.7	19.2	19.8	17.4
Educational Services	26.8	26.6	25.2	27.0	26.4
Health Care and Social Assistance	45.2	47.4	50.6	49.4	50.1
Information, Culture and Recreation	11.3	13.2	11.6	11.8	12.7
Accommodation and Food Services	24.6	23.7	23.4	22.7	20.8
Other Services	17.2	16.9	15.6	15.6	17.2
Finance, Insurance, Real Estate and Leasing	15.9	15.9	15.5	16.4	15.8
Public Administration	21.5	21.1	24.8	27.0	25.4

Total	350.3	357.1	359.1	359.5	356.1

Source: Statistics Canada

Economic Development

Economic growth is assisted by the federal government’s Atlantic Canada Opportunities Agency (“ACOA”) which was launched in June 1987 with a mandate to stimulate economic development in the Atlantic Provinces.  In addition, economic growth will be enhanced by investments in infrastructure which are made possible by the following joint initiatives:

                The Canada-New Brunswick Municipal Rural Infrastructure Fund Agreement came into effect in 2004 to improve local infrastructure projects in New Brunswick.  Canada and New Brunswick are each contributing $39.6 million to be matched by municipalities for a total of $118.8 million.  As at March 31, 2011, $71.2 million of federal/provincial funding had been expended under this Agreement.  This initiative will continue until March 31, 2014 as per an amended agreement.

                The Canada-New Brunswick Agreement on the Transfer of Federal Gas Tax Revenues under the New Deal for Cities and Communities came into effect in 2006 for investment in environmentally sustainable municipal infrastructure.  Canada and New Brunswick are contributing $116.1 million and $30 million, respectively, for a total of $146.1 million. The Agreement has been extended to 2014 and additional federal funding of $178.5 million has been confirmed. As at March 31, 2011, $150.3 million had been expended under this initiative.

                Under the Canada-New Brunswick Building Canada Fund – Base Funding agreement which came into effect in 2008, $175 million of federal funding will be invested in infrastructure projects during the seven years ending March 31, 2014.  This funding is to be matched by the Province.  As at March 31, 2011, $72.9 million had been expended under this Agreement.

Exhibit “99.1” Current Province of New Brunswick Description

                The Community Development Trust was established in 2008 by the Government of Canada to invest $30 million over three years in communities most affected by changes in the global economy.  As at March 31, 2011, $28.1 million had been expended from this trust.

                The Canada-New Brunswick Building Canada Fund – Communities Agreement for $33 million each federal and provincial funding expires March 31, 2017.  In September 2009, the Province entered into the Building Canada Fund Communities Amended Agreement, committing a further $11.1 million of federal and provincial funding.  Expenditures were $41.8 million as at March 31, 2011.

                The Canada-New Brunswick Infrastructure Stimulus Fund Agreement evolved from Canada’s Economic Action Plan (January 27, 2009) – a $4-billion stimulus initiative that provided funding for community construction-ready infrastructure projects.  The agreement deadline is March 31, 2011.  Some projects have been extended to October 31, 2011.  New Brunswick’s total federal allocation is $91 million. As at March 31, 2011, $67.9 million has been expended under this Agreement.

                In addition, economic growth will be enhanced by other investments which are made possible by the following joint initiatives:

                The Canada ecoTrust Fund was established in 2007 by the Government of Canada to invest $34 million over three years in projects identified by the Climate Change Action Plan to reduce greenhouse gas emissions and air pollutants.  As at March 31, 2011, $34 million has been expended under this fund.

                The Province of New Brunswick is also investing directly in the following three initiatives in support of economic growth:

•
In 2001, the Total Development Fund was established by the Government of New Brunswick to fund the implementation of value-added development initiatives in the forestry, mining, energy, aquaculture, agriculture, and tourism sectors.  As at March 31, 2011, $107 million had been expended under this program.

•
In 2008, the Government of New Brunswick committed $100 million to the Northern New Brunswick Infrastructure Initiative, a comprehensive development strategy for the northern regions of New Brunswick.  As at March 31, 2011, $37.6  million has been expended under this initiative.

•
In 2009, the Government of New Brunswick committed $50 million to the Northern Economic Development Fund, with the objective of developing, diversifying and growing the economy and communities of Northern New Brunswick.  As at March 31, 2011, $37 million has been expended under this initiative.

REVENUE AND EXPENDITURE OF THE PROVINCE

General Information

Under the Constitution Act, 1867 and the Constitution Act, 1982 provincial legislatures are given certain exclusive powers, including the power to impose direct taxation within the provinces to raise revenue for provincial purposes and the power to borrow money on the sole credit of the provinces.

The Financial Administration Act governs the receipt of public money, the disbursement of public funds, the control of expenditures, and the keeping and auditing of public accounts of the Province.  All public monies are to be deposited to the credit of the Province and constitute the Consolidated Fund of the Province.  Monies necessary for the carrying out of the operations of the provincial government for each fiscal year are voted by the Legislative Assembly, with the exception of those expenditures for which provision has already been made through existing legislative authority.  In addition, under the authority of the Financial Administration Act, should the occasion arise when the Legislative Assembly is not in session, the Lieutenant-Governor in Council may order the issue of a special warrant authorizing payment out of the Consolidated Fund for an expenditure required urgently for the public good which was not provided for by the Legislative Assembly.  Amounts appropriated under special warrant must be approved at the next session of the Legislative Assembly.

Exhibit “99.1” Current Province of New Brunswick Description

In accordance with the Financial Administration Act and certain other Acts, funds received for a special purpose are to be disbursed for that purpose.  Unlike other budgetary accounts, any unspent balance of these funds may be spent in subsequent fiscal years without appropriation by the Legislative Assembly.  At March 31, 2011, the balance of unspent special purpose funds was $115.3 million.

Funds may also be considered as Special Operating Agency Funds.  Revenue may be generated by the Agencies or from transfers from other budgetary accounts.  Any unspent balance of these funds may, with permission from the Board of Management as per the Financial Administration Act, be carried forward to subsequent fiscal years.  At March 31, 2011, the balance of unspent special operating funds approved for carry-over was $13.1 million.  All transactions between the Special Operating Agencies and provincial departments are eliminated from the Province's combined statement of revenue and expenditure.

Volume 1 of the public accounts contains the consolidated financial statements of the Province which are subject to audit by the Auditor General.  The Auditor General is an official responsible under the provisions of the Auditor General Act for the examination of the accounts of the Province and for reporting thereon annually to the Legislative Assembly.   The consolidated financial statements include certain organizations that are accountable to the Legislative Assembly and are included in the Provincial Reporting Entity as described in Note 1(c) and (d) to the financial statements.  The methods by which the various organizations are included in the Province's financial statements are also outlined in Note 1(d).

Each fiscal year, the Minister of Finance delivers a budget and the Estimates of Revenue and Expenditure (the "Budget Estimates") to the Legislative Assembly.  The Minister of Finance reports on the status of the budget plan during the year.  The Budget Estimates include the revenue and expenditures of some provincially-created Boards, Commissions and Crown corporations, or the net profits of such entities, or the provincial contribution towards the operations of such entities, as well as funds advanced through such entities to various individuals and enterprises in the form of repayable loans and investments.

The Province enacted the Fiscal Responsibility and Balanced Budget Act in 2006 which states that “It is the objective of the Government of New Brunswick that, in respect of each fiscal period, the total amount of expenses for that fiscal period not exceed the total amount of revenue for that fiscal period.”  The most recently ended fiscal period commenced April 1, 2007 and ended March 31, 2011.  A new fiscal period began April 1, 2011 and will end March 31, 2015.

The Government of New Brunswick indicated in the 2009-2010 and the 2010-2011 Budgets that given the global economic and financial climate, the objectives of the Fiscal Responsibility and Balanced Budget Act for the four-year fiscal period from April 1, 2007 to March 31, 2011, would not be met.  The Government was not able to meet its objective with a cumulative deficit of $1,693.4 million for the fiscal period ending March 31, 2011.

The Province implemented Tangible Capital Asset Accounting and introduced major changes in accounting policies during the year ended March 31, 2005.  It implemented the new government reporting model recommendations of PSAB of the CICA.  In addition to restating net debt, the new accounting model introduced an additional financial measure for governments that is referred to as the accumulated deficit.  It is the net debt minus non-financial assets.  With this model, net debt is divided into two components: the portion that relates to investment in capital infrastructure and other non-financial assets and the portion that relates to past operating deficits or the accumulated deficit.

The following table sets forth information regarding the surplus or deficit for the four fiscal years ended March 31, 2011 and the Budget Estimates for the fiscal year ending March 31, 2012.

Exhibit “99.1” Current Province of New Brunswick Description

Comparative Statement of Surplus or Deficit

	Year Ending March 31
					Budget
					Estimates
BUDGETARY ACCOUNTS	2008	2009	2010	2011	2012
	(In thousands of dollars)
Ordinary Account
Revenues	6,579,149	6,683,919	6,557,823	7,016,838	7,126,262
Expenditures	6,445,496	6,819,915	7,156,252	7,508,391	7,432,345
Surplus (Deficit)	133,653	(135,996)	(598,429)	(491,553)	(306,083)
Capital Account
Revenues	153,806	48,085	84,492	64,453	49,610
Expenditures	876,993	479,221	650,785	921,732	592,916
Surplus (Deficit)	(723,187)	(431,136)	(566,293)	(857,279)	(543,306)
Special Purpose Account
Revenues	62,442	67,090	62,536	68,676	60,678
Expenditures	52,276	61,915	57,111	67,929	67,728
Surplus (Deficit)	10,166	5,175	5,425	747	(7,050)
Special Operating Agency Account
Revenues	294,229	307,676	349,219	264,096	183,674
Expenditures	289,488	286,431	337,579	246,778	186,091
Surplus (Deficit)	4,741	21,245	11,640	17,318	(2,417)

Sinking Fund Earnings	230,655	233,407	216,426	223,512	228,600

Accounting Adjustments
Revenue	(215,595)	(197,287)	(207,836)	(147,391)	(100,126)
Expenditure	(227,896)	(61,390)	(169,069)	(245,702)	(100,126)
Consolidated Revenue	7,104,686	7,142,890	7,062,660	7,490,184	7,548,698
Add: Amortization of Deferred Capital Contributions	27,217	31,131	35,018	37,106	36,408
Less: Capital Revenues Related to Tangible Capital Assets	(168,650)	(67,089)	(103,120)	(94,520)	(49,395)
Items netted for Budget Purposes	58,563	59,575	53,343	62,702	106,368
Operating Revenue	7,021,816	7,166,507	7,047,901	7,495,472	7,642,079
Consolidated Expenditures	7,436,357	7,586,092	8,032,658	8,499,128	8,178,954
Add: Amortization Expense	254,906	282,014	293,664	306,017	327,985
Less: Gross Investment in Tangible Capital Assets	(847,812)	(450,476)	(570,700)	(850,016)	(522,406)
Other Accounting Adjustments	7,598	(135,169)	(38,814)	110,605	-
Items netted for Budget Purposes	58,563	59,575	53,343	62,702	106,368
Operating Expense	6,909,612	7,342,036	7,770,151	8,128,436	8,090,901

Surplus (Deficit)	112,204	(175,529)	(722,250)	(632,964)	(448,822)

(Increase) Decrease in Net Debt from Operations	(331,671)	(443,202)	(969,998)	(1,008,944)	(630,256)

Exhibit “99.1” Current Province of New Brunswick Description

Changes in Cash Flow

The following table sets forth the changes in cash flow of the Province for the four fiscal years ended March 31, 2011 and the Budget Estimates for the fiscal year ending March 31, 2012.

Changes in Cash Flow
					Budget
					Estimates1
	2008	2009	2010	2011	2012
	(In millions of dollar)
Operating Transactions
Surplus (Deficit)	112.2	(175.5)	(722.3)	(633.0)	(448.8)
Non-Cash Items
Amortization of Premiums, Discounts and Issue Expenses	8.1	8.1	5.7	5.5	-
Foreign Exchange Expense	(16.8)	(6.6)	(20.0)	(25.1)	-
Increase in Provision for Losses	58.6	118.9	92.7	106.9	-
Sinking Fund Earnings	(230.7)	(233.4)	(216.4)	(223.5)	(228.6)
Amortization of Tangible Capital Assets	254.9	282.0	293.7	306.0	328.0
Amortization of Deferred Capital Contributions	(27.2)	(31.1)	(35.0)	(37.1)	(36.4)
Loss on Disposals and Impairments of Tangible Capital
Assets	2.0	0.9	0.5	8.4	-
Actual Losses Due to Foreign Exchange	4.5	3.4	4.9	7.0	-
(Increase) Decrease in Pension Surplus	(118.3)	34.5	13.6	(23.3)	-
Increase in Deferred Revenue	15.6	17.0	31.1	40.8	-
(Increase) Decrease in Working Capital	54.5	(116.9)	(100.5)	97.2	-
Net Cash From (Used In) Operating Activities	117.4	(98.7)	(652.0)	(370.2)	(385.8)

Investing Transactions
(Increase) Decrease in Investments, Loans and Advances	(198.9)	(20.6)	117.8	(217.4)	125.8
Non-Cash Adjustment in Investing Activities	8.0	(128.1)	4.9	110.5	-
Net Cash From (Used In) Investing Activities	(190.9)	(148.7)	122.7	(106.9)	125.8

Capital Transactions
Purchase of Capital Assets	(847.8)	(450.5)	(570.7)	(850.0)	(522.4)
Cash Received to Acquire Tangible Capital Assets	168.7	67.1	103.1	94.5	49.4
Net Cash Used in Capital Transactions	(679.1)	(383.4)	(467.6)	(755.5)	(473.0)

Financing Transactions
Net Proceeds from Issuance of Funded Debt	733.5	1,486.9	1,292.9	1,941.3	-
Received from Sinking Fund for Redemption of Debentures and Payment of Exchange	180.4	375.0	343.7	231.0	-
(Decrease) Increase in Obligations Under Capital Leases	(11.7)	(19.5)	(20.4)	75.8	-
Sinking Fund Installments	(143.5)	(139.5)	(160.3)	(156.0)	-
Funded Debt Matured	(537.3)	(861.3)	(922.7)	(440.4)	-
Net Cash From Financing Activities	221.4	841.6	533.2	1,651.7	-

Increase (Decrease) in Cash Position during Year	(531.2)	210.8	(463.7)	419.1	-
Cash Position – Beginning of Year	251.2	(280.0)	(69.2)	(532.9)	-
Cash Position – End of Year	(280.0)	(69.2)	(532.9)	(113.8)	-

Cash Represented by
Cash net of Bank Advances and Short Term Borrowing	(280.0)	(69.2)	(532.9)	(113.8)	-

Exhibit “99.1” Current Province of New Brunswick Description

1 The Budget Estimates do not include estimates of total borrowing requirements of the Province.  For information with respect to financial requirements of the Province and with respect to maturing debt of the Province, see Financing-Financial Requirements” and “Financing-Funded Debt Maturity Schedule”, respectively.         (-) Denotes no estimate provided.

2010-2011 Budget Estimates

For the fiscal year ended March 31, 2011 there was a deficit of $633.0 million. This represents a decrease of $115.8 million from the budgeted deficit of $748.8 million. Operating revenues were $7,495.5 million, $177.6 million higher than the budgeted amount of $7,317.9 million.  The increase was primarily due to a broad-based improvement in the province’s taxation revenue during the year. Operating expenses were $61.7 million higher than budget at $8,128.4 million, This increase is partly due to the costs associated with the December 2010 flood and storm surges as well as higher costs for delivering health and social programs.  Net debt increased by $1,008.9 million for the year compared to the budgeted increase of $1,210.0 million.

Major Sources of Ordinary Account Revenue for 2011-12

The major sources of ordinary account revenue for the Province are payments from the Federal government, consumption taxes and income taxes.  For the fiscal year ending March 31, 2012, the Province’s revenue is estimated at $7,126.3 million, projecting an increase of 1.6% from the fiscal year ended March 31, 2011.  Overall this represents a projected increase of $109.5 million in revenue.  The principal factors that have increased revenue are Consumption Tax ($84.8 million), Personal Income Tax ($54.4 million) and Other Agencies ($25.4 million), which is partially offset by weaker Federal Government Payments ($60.2 million) and Corporate Income Tax ($12.2 million).

The following table shows the percentage sources of ordinary account revenue for the four fiscal years ended March 31, 2011 and the Budget Estimates for the fiscal year ending March 31, 2012.

Ordinary Account Revenue Sources

	Year Ending March 31

	2008	2009	2010	2011	Budget Estimates 2012	CAGR1 2008-12
	(%)
Taxes
Personal Income	19.3	19.9	19.9	17.5	17.9	0.2
Corporate Income	6.5	2.1	3.9	4.4	4.2	(8.6)
Consumption	17.1	20.5	18.9	19.8	20.7	7.0
Property	5.5	6.0	6.5	6.3	6.4	5.7
Miscellaneous	0.6	0.6	0.6	0.6	0.6	1.5
Total Taxes	49.0	49.1	49.9	48.6	49.8	2.4

Other Revenue
Licenses, Permits and Fees	5.0	5.0	5.4	5.6	5.7	5.4
Federal Government Payments	37.9	39.1	41.9	39.6	38.2	2.2
Other Agencies	5.8	4.8	1.2	4.4	4.7	(3.1)
Miscellaneous	2.3	2.2	1.6	1.7	1.6	(6.2)
Total Revenue	100.0	100.0	100.0	100.0	100.0
Total Net Ordinary Account Revenue (millions of dollars)	6,579.2	6,683.9	6,557.8	7,016.8	7,126.3	2.0

1 Compound annual growth rate

Exhibit “99.1” Current Province of New Brunswick Description

Personal and Corporate Income Taxes

New Brunswick’s provincial personal and corporate income taxes are collected and administered by the federal government under a federal-provincial tax collection agreement.  For the taxation years up to and including 1999, personal income tax was calculated as a percentage of federal income tax.  Effective January 1, 2000, the Province adopted a ‘tax on taxable income’ method of calculating provincial personal income tax.  This method gave New Brunswick’s personal income tax policy flexibility to help ensure the tax system addresses the provincial government’s social, economic and fiscal objectives.

The 2011-2012 Budget announced that for 2011, the top marginal personal income tax rate on high-income earners in the current top bracket (individuals earning over $120,796)  would be held at the 2010 level of 14.3 percent.   The table below shows the New Brunswick provincial personal income tax rates from 2009 to 2011.

2009	2010	2011
9.65% on first $35,707	9.3% on first $36,421	9.1% on first $37,150
14.5% on $35,707 to $71,415	12.5% on $36,421 to $72,843	12.1% on $37,150 to $74,300
16.0% on $71,415 to $116,105	13.3% on $72,843 to $118,427	12.4% on $74,300 to $120,796
17.0% over $116,105	14.3% over $118,427	14.3% over $120,796

Provincial income tax credit amounts and tax brackets are indexed annually and for the years 2010 to 2012 they are indexed by the greater of national CPI and 2%.

In the 2001-2002 Budget, the Province introduced a low-income tax reduction that has been enhanced over the years. Currently, the low-income tax reduction ensures that all single tax filers with incomes up to $14,941 and families earning up to $26,367 will pay no provincial personal income tax for the 2011 taxation year.  As in previous years, eligible low-income families with dependent children may also receive the New Brunswick Child Tax Benefit and the New Brunswick Working Income Supplement, depending upon their income level. Also, effective for 2010, the Low-Income Seniors’ Benefit was increased to $400.

On June 10, 2011, the Government of New Brunswick tabled legislation that extended the Home Energy Assistance Program (“HEAP”) for the next five years.  HEAP provides a $100 benefit designed to help low-income families cope with high energy prices.  The program will be effective for one year and will provide a one-time payment of $100 to families with incomes up to $28,000.

The corporate income tax (“CIT”) is calculated as a percentage of CIT as defined for federal tax purposes.  The 2009-2010 Budget announced a phased reduction in the general CIT rate from 13% to 8% by 2012.    The 2011-2012 Budget stated that the provincial government would fulfill its platform commitment to not reduce the general corporate income tax rate below 10%.  Effective July 1, 2011, the general corporate income tax rate was reduced to 10% and it will be maintained at this level and not reduced further.

New Brunswick Small Business Corporate Income Tax Rate

New Brunswick’s small business CIT rate applies to active business income of small Canadian controlled private corporations.  Currently, the New Brunswick small business rate is 5% on the first $500,000 of active business income.  In the 2011-2012 Budget, the Government of New Brunswick took the initial step in its commitment to cut the small business tax rate in half during its mandate.  Effective January 1, 2012, the small business corporate income tax rate will be reduced from 5% to 4.5%.

Exhibit “99.1” Current Province of New Brunswick Description

Effective January 1, 2003, New Brunswick’s Research and Development tax credit was significantly increased and enhanced from a 10% non-refundable tax credit to a 15% refundable tax credit for expenditures that are eligible for the Federal Scientific Research and Experimental Development Tax Credit. Budget 2011-2012 announced the elimination of the Film Tax Credit.  Pre-production applications that have received Wellness, Culture and Sport’s (WCS) pre-approval for the film tax credit and/or productions that have received a development or equity investment from WCS prior to March 22, 2011 will continue to be eligible for the film tax credit.  Pre-production applications that are received on or before April 5th, 2011 will be reviewed by WCS and may receive pre-approval to be eligible for the film tax credit.  Pre-production applications received after April 5th, 2011 will not be eligible for the film tax credit.

Capital Taxes

For banks, loan companies and trust companies, New Brunswick applies a capital tax on capital assets in excess of $10 million at a rate of 3%.  The Province administers the capital tax on financial institutions.  The Financial Corporations Capital Tax is deductible for federal and provincial CIT purposes.

Harmonized Sales Tax

 Effective April 1, 1997, New Brunswick eliminated its provincial retail sales tax and adopted a harmonized sales tax (“HST”).  The HST is a value-added tax composed of the federal goods and services tax (“GST”) and a provincial component of 8%.  The federal government administers the HST.  The tax adopts the federal GST base and therefore applies to all goods and services subject to tax under the federal Excise Tax Act.   On July 1, 2006, the federal government reduced the GST to 6% and on January 1, 2008, the federal government further reduced the GST to 5%.  As a result of these changes, the HST rate in New Brunswick is currently 13%.

Under the HST, businesses receive full input tax credits for tax paid on business purchases.  As with the federal GST, the HST provides the same tax-free status for certain goods offered under the GST (e.g. basic groceries).  In addition, a number of rebates and credits are available.  Books receive a point-of-sale rebate on the 8% provincial portion of the HST.

Gasoline and Motive Fuel Taxes

Budget 2011-2012 announced the increase to the gasoline tax by 2.9 cents per litre and the motive fuel tax (diesel) by 2.3 cents per litre. Effective midnight on March 22, 2011the provincial gasoline and motive fuel tax rates are 13.6 cents per litre for gasoline and 19.2 cents per litre for motive fuel.

Tobacco Tax
To discourage smoking and to help offset the costs that smoking imposes on the health care system, Budget 2011-2012 announced that New Brunswick tobacco taxes would increase effective midnight March 22nd, 2011; the tobacco tax rate on cigarettes increased by 5.25 cents per cigarette to 17 cents per cigarette, with similar increases to other tobacco products.

Property Taxes

 New Brunswick levies a provincial real property tax of $1.4573 per $100 of assessment on residential property that is not occupied by the owner.  A provincial property tax rate of 63.15 cents per $100 of assessment is applied to owner-occupied residential property in unincorporated areas.  The Province also levies a property tax on non-residential property at a rate of $2.1860 per $100 of assessment.  In addition to the residential and non-residential property tax rates, the Province applies a cost of assessment levy of 1.94 cents per $100 of assessment.  Municipal/local taxes are imposed to defray the cost of providing local services that are not provided by the Province.  In the case of incorporated municipalities, municipal taxes are collected by the Province and are remitted back to the municipality.  In unincorporated areas, the local tax is collected and retained by the Province, as the Province provides and pays for the provision of local services.  A fee of 4.86 cents per $100 of assessment is imposed on residential property that is not owner-occupied and is not exempt under the Assessment Act.

Effective January 1, 2005, qualifying not-for-profit housing corporations and not-for-profit co-operative housing associations are eligible to receive relief from the provincial property tax applied to their low-income rental housing property.

In the 2005-2006 Budget, the provincial government introduced legislation to amend the Assessment Act to encourage private sector businesses to develop and utilize heritage properties.  This program provides a property tax incentive for owners of designated heritage properties who undertake an approved restoration.  The owner of the designated heritage property is forgiven a portion of the net increase in provincial and municipal taxes resulting from the increase in assessed value of this property for a four-year period.

Exhibit “99.1” Current Province of New Brunswick Description

As announced on March 12, 2010, effective with the 2010 property tax bills, the low-income property tax allowance was enhanced to provide:  a $300 benefit to households with total taxable incomes up to $22,000; a $200 benefit to households with total taxable incomes between $22,000 and $25,000; and a $100 benefit to households with total taxable incomes between $25,000 and $30,000.  The previous program provided a $200 benefit for families with taxable incomes of $20,000 or less.

On December 1, 2010, the Government of New Brunswick announced it will cap increases in property tax assessments for owner-occupied residential property at 3% effective for the 2011 and 2012 property taxation years.  This is an interim measure undertaken while the government works together with municipalities, local service districts, businesses and other partners to design a new system that is fairer and more effective for the long-term.

In February 2011, Government undertook an awareness and consultation process to gather the views of New Brunswickers and targeted stakeholders regarding a New Local Governance System in New Brunswick, including a fair and effective property tax system for the long-term.

Government is analyzing the information and ideas brought forward during the consultation process, and will include a plan to reform the property tax system in the 2012-2013 Budget to make the property tax system fairer and more effective in the long-term.

Federal-Provincial Fiscal Arrangements

The Federal-Provincial Fiscal Arrangements Act was amended to implement certain provisions of the 2010-2011 federal Budget. The amendments received Royal Assent on July 12, 2010.  The changes implemented an additional fiscal equalization payment to certain provinces for the fiscal year beginning on April 1, 2010.  This provision was to ensure that no province received less combined federal cash transfers (Equalization/CHT/CST) for fiscal year 2010-2011 than they received in fiscal year 2009-2010.

Fiscal Equalization Payments

    New Brunswick is one of six provinces to receive fiscal equalization payments from the Federal government.  The Equalization Program assists provinces in providing reasonably comparable levels of public services at reasonably comparable levels of taxation.  New Brunswick's equalization payment for the fiscal year ended March 31, 2010 was $1,689.4 million and for the fiscal year ended March 31, 2011 was $1,661.8 million.  Fiscal equalization payments accounted for 25.8% of total ordinary revenue for the fiscal year ended March 31, 2010 and 23.7% of the total ordinary revenue for the fiscal year ended March 31, 2011.

Canada Health Transfer (“CHT”) and Canada Social Transfer (“CST”)

 In 2010-2011 the Federal government provided annual funding through the CHT, CST in support of health care, post-secondary education, social assistance and services, early childhood development, and early learning and child care to provinces and territories.  For the fiscal year ended March 31, 2010, major health and social transfers totaled $822.3 million which accounted for 12.5% of total ordinary revenue.  For the fiscal year ended March 31, 2011, major health and social transfers totaled $831.6 million which accounted for 11.9% of total ordinary revenue.  The CHT will be allocated on an equal per capita basis starting in 2014-2015, when current legislation incorporating the 10-Year Plan to Strengthen Health Care expires.

Fiscal Stabilization Program

 Under the Fiscal Stabilization Program, the federal government may make unconditional payments to a Province when total revenues of that Province, as per the federal definition, fall short of the previous year’s total due to a downturn in economic activity.

Exhibit “99.1” Current Province of New Brunswick Description

Major Ordinary Account Expenditure

For the fiscal year ended March 31, 2011 the Province's ordinary expenditure was $7,508.4 million, 4.9% higher than the ordinary expenditure for the fiscal year ended March 31, 2010.  The net increase of $352.1 million was a result of additional costs related to the delivery of health care and social programs and costs associated with December 2010 flooding and storm surges. The total budget for ordinary account expenditures for the year ending March 31, 2012 is $7,432.3 million.

Ordinary Account Expenditure
	Year Ending March 31,
					Budget
					Estimates
	2008	2009	2010	2011	2012
	(In millions of dollars)
Central Government	731.1	791.5	791.4	872.8	763.9
Economic Development	163.1	210.3	213.9	207.3	149.4
Education and Training	1,327.4	1,349.6	1,493.8	1,521.1	1,598.3
Labour and Employment	118.2	122.7	140.6	144.9	127.9
Social Development	908.0	938.6	976.3	1,074.2	1,021.0
Health	2,112.5	2,262.6	2,406.3	2,492.2	2,547.2
Protection Services	170.9	205.6	188.6	226.0	195.8
Resources	160.8	150.8	159.8	153.9	159.4
Service of the Public Debt	576.9	602.5	616.6	642.6	680.0
Transportation	176.6	185.7	169.0	173.4	189.4
	6,445.5	6,819.9	7,156.3	7,508.4	7,432.3

Economic Development

 Budgeted Economic Development expenditure of $149.4 million represents 2.0% of the total budgeted expenditure for the fiscal year ending March 31, 2012 and is made up of the Departments of:  Business New Brunswick ($30.3 million), the Regional Development Corporation ($74.2 million), Tourism and Parks ($27.9 million), and a portion of General Government ($17.0 million).

Education and Training

 The Province budgeted $1,598.3 million (21.5% of total budgeted expenditure) for the fiscal year ending March 31, 2012 for Education and Training expenditures.  This is made up of estimated operating expenditures of elementary and secondary schools totaling $1,052.2 million, budgeted operating grants to universities estimated at $274.1 million, estimated grants and costs for the New Brunswick Community Colleges of $154.6 million, and General Government expenditures estimated at $117.4 million.

Labour and Employment

 The Labour and Employment expenditure budget of $127.9 million represents 1.7% of the total budgeted expenditures for the fiscal year ending March 31, 2012 and is made up of a portion of each of the Department of Post Secondary Education, Training and Labour ($127.3 million) and General Government ($0.6 million).

Social Development

 The total budgeted expenditures in this area for the March 31, 2012 fiscal year are $1,021.0 million (13.7 % of total budgeted expenditures).  Programs included in this function are: an income security program, a child welfare and youth services program, funding for the Economic and Social Inclusion Corporation, funding for individuals in Nursing Homes and Special Care Homes and assistance for individuals and families in the acquisition and/or retention of suitable accommodations.

Exhibit “99.1” Current Province of New Brunswick Description

Health

 The Province pays the operating expenditures of approved public hospitals to cover the cost of hospital services supplied by such hospitals.  The Province also operates a comprehensive medical services payment plan (Medicare), which covers the costs of eligible medical services incurred by registered residents.  For the fiscal year ending March 31, 2012, expenditure on health services is estimated at $2,547.2 million, 34.3% of total budgeted expenditure.

Protection Services

 The Protection Services budgeted expenditure of $195.8 million represents 2.6% of total expenditure budgeted for the fiscal year ending March 31, 2012 and is made up of the Department of Justice and Consumer Affairs ($43.3 million), the Office of the Attorney General ($17.5 million), the Department of Public Safety ($130.8 million), and a portion of General Government ($4.2 million).

Resources

  Budgeted expenditure for Resources is $159.4 million and represents 2.1% of the total budgeted expenditure for the fiscal year ending March 31, 2012 and is made up of the Department of Agriculture, Aquaculture and Fisheries ($40.4 million), the Department of Environment ($15.5 million), the Department of Natural Resources ($80.3 million), the Department of Energy ($2.9 million), the Energy Efficiency and Conservation Agency of New Brunswick ($17.0 million), and a portion of General Government ($3.3 million).

Transportation

For the fiscal year ending March 31, 2012, the Province budgeted $189.4 million for the planning, design and maintenance of highways and the operation of ferry services.  This represents 2.6% of the total budgeted expenditure.

Central Government

  The Central Government expenditure of $763.9 million estimated for the fiscal year ending March 31, 2012 represents 10.3% of total budgeted expenditure and is made up of expenditures of the Department of Finance ($20.5 million), the Department of Supply and Services ($125.2 million), the Department of Local Government ($78.1 million), General Government ($272.8 million), the Department of Wellness, Culture and Sport ($19.1 million),  other central agencies ($33.9 million), and Consolidated Entities (214.3 million).

Service of the Public Debt

  For the fiscal year ending March 31, 2012 the estimate of $680.0 million for servicing the debt of the Province including interest, foreign exchange, amortization, and other debt management expenditures represents 9.2% of the total budgeted expenditure.

Net Capital Expenditures

The following table shows the gross capital expenditure for the four fiscal years ended March 31, 2011 and the Budget Estimates for the fiscal year ending March 31, 2012.  The table also shows the total amount of recoveries through cost-sharing agreements with the federal government.

Exhibit “99.1” Current Province of New Brunswick Description

Net Capital Expenditure

					Estimate
	2008	2009	2010	2011	2012
	(In millions of dollars)

EXPENDITURES
Bridges	25,086	48,317	59,207	74,269	81,150
Economic and Regional Development	15,925	16,294	22,715	29,950	4,585
Highways	699,828	274,849	316,081	383,152	212,000
Hospitals	66,090	42,971	66,364	59,011	56,900
Maritime Provinces Higher Education Commission – Capital Grants	-	-	30,000	15,000	7,500
Other Public Buildings	19,459	27,659	86,654	240,997	109,711
Permanent Parks	1,750	6,100	4,220	633	500
Schools	33,116	41,425	52,163	100,357	98,300
Vehicles	12,428	17,781	8,722	15,267	20,000
Other	3,311	3,825	4,659	3,096	2,270
	876,993	479,221	650,785	921,732	592,916
RECOVERIES
Recoveries from Canada Economic and Regional Development	-	22,130	1,024	-	-
Highways	151,585	18,868	49,670	54,671	44,961
Health	-	3,300	18,119	-	-
Other	-	-	-	-	4,434
	151,585	44,298	68,813	54,671	49,395
Other Recoveries	2,221	3,787	15,679	9,782	215
	153,806	48,085	84,492	64,453	49,610
Net Capital Expenditure	723,187	431,136	566,293	857,279	543,306

Special Operating Agencies

Revenue may be generated by the Special Operating Agencies or from transfers from other budgetary accounts.  Expenditures are incurred by the agencies in delivering the programs they offer and may be of a capital or operating nature.  For the fiscal year ending March 31, 2012, gross revenue is estimated at $183.7 million from the various agencies and expenditures are estimated at $186.1 million.

Loans and Advances

The Province has followed a policy of promoting economic development through the provision of financial assistance to industry.  Such assistance has been channeled principally through the Department of Business New Brunswick, the Department of Social Development, the Department of Agriculture, Aquaculture and Fisheries, New Brunswick Energy Efficiency and Conservation Agency, and Provincial Holdings Ltd. and may take the form of repayable loans, guarantees of bank loans and bond issues and equity investments.  Funds required for repayable loans and advances are appropriated annually by the Legislative Assembly and are included in the Province's annual borrowing requirements.  Allowances for amounts for which collection is doubtful are reviewed annually and the net balances of loans and advances less allowances are reflected in the Province's accounts.

Exhibit “99.1” Current Province of New Brunswick Description

Business New Brunswick

 The Minister of Economic Development is responsible for assistance provided under the Economic Development Act:

The Economic Development Act authorizes the Minister to provide financial assistance to aid and encourage the establishment or development of industry on such terms and conditions as are specified by the Lieutenant-Governor in Council.  At March 31, 2011, loans and guarantees under the Economic Development Act amounted to approximately $482.0 million.  The allowance for doubtful accounts on these loans and guarantees amounted to $172.0 million.

Agriculture, Aquaculture, and Fisheries

 The Minister of Agriculture, Aquiculture and Fisheries is responsible for assistance provided under the Agricultural Development Act and the Fisheries and Aquaculture Development Act:

The Agricultural Development Act provides aid to farmers and farm-related businesses by way of loans, grants and loan guarantees to increase income and employment in rural areas of the Province.  At March 31, 2011, loans and guarantees outstanding were $17.0 million.  The allowance for doubtful accounts totaled $8.2 million.

The Fisheries and Aquaculture Development Act provides financial assistance mainly by way of direct loans to fishermen to purchase and operate fishing vessels and equipment.  At March 31, 2011, loans and guarantees outstanding amounted to $35.6 million.  The allowance for doubtful accounts totaled $25.9 million.

Provincial Holdings Ltd.

 Provincial Holdings Ltd. (“PHL”) is a New Brunswick company that the Province uses to invest in the equity of industrial enterprises that are based in the Province.  PHL is wholly-owned by the Province. As at March 31, 2011, $7.6 million had been advanced to PHL by the Province.  The allowance for doubtful accounts on loans to PHL totaled approximately $2.6 million.

Social Development

 The Department of Social Development carries out the provincial government's housing policies.  Loans are issued pursuant to the New Brunswick Housing Act.  At March 31, 2011, loans under the New Brunswick Housing Act totaled $33.8 million.  The allowance for doubtful accounts on these loans totaled $2.7 million.  In accordance with the recommendations of the Public Sector Accounting Board of the CICA, loans that will be repaid through future provincial appropriations are expensed at the time of issue.

Post-Secondary Education and Training

 The Department of Post-Secondary Education and Training administers the Student Loan Program which provides financial assistance to New Brunswick residents attending post-secondary institutions. At March 31, 2011, the total of student loans outstanding was $415.1 million. The allowance for doubtful accounts on these loans totaled $89.5 million.

Exhibit “99.1” Current Province of New Brunswick Description

FINANCING

Financing Requirements

Net loans and advances, sinking fund installments and the difference between the cash contributions made to the pension funds and the amounts expensed according to CICA recommendations as well as several other relatively small items are not included in the budget since they are non-budgetary items.  Borrowing requirements associated with the budget and the aforementioned items for the fiscal year ended March 31, 2011 were $1,312.8 million and for the fiscal year ending March 31, 2012 are estimated at approximately $1,483.1 million.

Non-Public Borrowing

The Province borrows from two non-public sources, the Canada Pension Plan Investment Board (“CPP”) and the New Brunswick Immigrant Investor Fund (2009) Ltd (NBIIF).

The CPP is a compulsory national pension plan in which all provinces other than Quebec participate.  When the CPP generates surpluses, the excess funds are invested in capital markets.  In the past, funds were invested in non-marketable securities issued by participating provinces, provincially guaranteed Crown corporations and the federal government at a rate based on the federal government's long-term public market borrowing costs.  Changes to CPP legislation in 1998 allowed for new funds flowing into the CPP to be invested in domestic and foreign equities and for provincial bonds previously issued to the CPP to be rolled over upon maturity on a one-time basis at a cost equal to the respective province’s market rate.  At March 31, 2011, New Brunswick had outstanding borrowings from the CPP of $834.3 million.

The NBIIF was established as a Crown corporation under the Department of Business New Brunswick to manage NB’s share of funds from a federal immigrant program. The federal government program was established to attract immigrants to Canada. Essentially, under this program potential immigrants may make a financial investment of $800,000 as part of a requirement for attaining Canadian citizenship.  The proceeds are divided and distributed among the participating provinces.  A federal government condition of the program is that investors receive their principal back after 5 years. To ensure that this occurs, the NBIIF invests a portion of the money received from investors (collected by the federal government) in 5-year zero coupon government bonds. Rather than try to purchase zero coupon government bonds on the open market the Province issues bonds directly to the NBIIF to the exact end date required. The first bonds were issued in February of 2011.

Public Borrowing

At March 31, 2010, the Province had outstanding long-term borrowings for provincial purposes from non-CPP sources totaling $11,127.3 million through the issue and sale of debentures and notes, such securities being denominated in Canadian dollars and U.S. dollars.  Not included in this amount is $4,662.3 million borrowed on behalf of New Brunswick Electric Finance Corporation (“NBEFC”).

Trend and Distribution of Borrowing

The trend and distribution of the amounts and sources of the Province's annual debt financing over the past five fiscal years is shown below, in millions of dollars.

Funded Debt
	Year Ended March 31,

	2007	2008	2009	2010	2011

Canada Pension Plan Liabilities	834.3	834.3	834.3	834.3	834.3
New Brunswick Immigrant Investor Fund (2009) Ltd.	-	-	-	-	24.8
Provincial Purpose Public Debt	8,438.5	8,627.4	9,293.3	9,635.9	11,127.3
Advances to NBEFC (NB Power)	3,709.1	3,602.9	4,177.1	4,217.1	4,662.3
Total	12,981.9	13,064.6	14,304.7	14,687.3	16,623.9

Exhibit “99.1” Current Province of New Brunswick Description

Growth of Funded Debt for Provincial Purposes

The following tables illustrate the rate of change of the Province's outstanding provincial purpose funded debt and present certain ratios relating that growth to economic indicators.  The following tables do not include $560.0 million borrowed during fiscal year 2007, $305.0 million borrowed during fiscal year 2008, $620.0 million borrowed during fiscal year 2009, $550.0 million borrowed during fiscal year 2010, and $665.0 million during fiscal 2011 on behalf of NBEFC.

The Province is required by legislation to pay annually into a sinking fund the Canadian currency equivalent of not less than 1% of all provincial purpose funded debt.  Sinking fund installments are invested in approved securities including direct and guaranteed obligations of the Province.  Interest earned on such investments is added to the sinking fund and is reinvested in approved securities.  At March 31, 2011 the value of the sinking fund applicable to debt issued for provincial purposes amounted to $4,341.4 million.  For the fiscal year ended March 31, 2011, earnings on investments held for the repayment of provincial purpose debt amounted to $223.5 million.

Outstanding Net Provincial Purpose Funded Debt1 (In millions of dollars unless otherwise indicated)
At March 31,	Canadian Dollars	US Dollars	Swiss Francs	Total2	Value of Sinking Funds	Net Provincial Purpose Funded Debt	Change over Previous Year (%)

2007	7,809.6	1,150.0	0.0	9,272.8	3,968.2	5,304.6	7.0
2008	8,524.6	850.0	0.0	9,461.7	4,161.9	5,299.8	(0.1)
2009	8,822.7	850.0	300.0	10,127.6	4,159.9	5,967.7	12.6
2010	9,214.2	850.0	300.0	10,470.2	4,192.9	6,277.3	5.2
2011	10,739.1	850.0	300.0	11,986.4	4,341.4	7,620.2	21.4

Comparative Debt Statistics
	Year ended March 31,

	2007	2008	2009	2010	2011
	(In millions of dollars unless otherwise indicated)

Gross Domestic Product at market prices	25,847	27,044	27,376	27,497
Personal Income	21,368	22,508	23,708	24,298
Ordinary Revenue	6,241	6,544	6,655	6,519
Net Funded Debt	5,305	5,300	5,968	6,277	7,620.2
As % of Gross Domestic Product	20.5	19.6	21.8	22.8
As % of Personal Income	24.8	23.5	25.2	25.8
As % of Ordinary Revenue	85.0	81.0	89.7	96.3

The figures for Ordinary Revenue and Net Funded Debt are for the fiscal year ended March 31.  The figures for GDP and Personal Income are for the calendar year ended December 31 of the previous year.

1 Debt securities are reported in the currency in which they were originally issued.  Some issues have been hedged into Canadian dollars.
2 Debt securities payable in foreign currencies are expressed as the Canadian dollar equivalent at fiscal year-end rates of exchange or, where hedges are in place, at the rates of exchange established by such hedges.

Exhibit “99.1” Current Province of New Brunswick Description

Provincial Purpose Funded Debt Maturity Schedule For Securities Outstanding at March 31, 2011 (In millions of dollars1 )

Year ended March 31	CAD$	USD	CHF	Total in CAD$2

2012	908.5	-		908.5
2013	803.2	100.0		904.8
2014	879.4	100.0		981.0
2015	550.0	-		550.0
2016	324.8	-	300.0	646.2
2012-2016	3,446.0	200.0	300.0	3,784.7
2017-2021	3,049.9	550.0	-	3,003.0
2022-2026	305.4	100.0	-	486.0
2027-3031	500.0	-	-	519.2
2032-2036	890.3	-	-	550.0
2037-2043	2,527.5	-	-	2,127.3
Total	10,739.1	850.0	300.0	11,986.4

1 Debt securities are shown in currency in which they were issued.
2 Debt securities payable in foreign currencies are expressed as the Canadian dollar equivalent as some of that debt may have been swapped.

From April 1, 2011 to date the Province has borrowed $981.4.

Unfunded Debt

The Province follows an accrual accounting system, as such, expenditures are allocated to the year in which they were incurred regardless of the date of payment resulting in the establishment of accounts payable and accrued liabilities.  Such unfunded debt is not secured by debt instruments.

At March 31, 2011, the Province's unfunded debt was as follows:

At March 31, 2011 (In millions of dollars)

Bank Advances and Short Term Borrowing	827.0
Trust Deposits	125.5
Accounts Payable and Accrued Expenditures	2,379.3
Deferred Revenue	469.5
Total Unfunded Debt	3,801.3

This unfunded debt is partially offset by assets of the Province in the amount of $2,515.0 million, represented by $713.2 million of cash and short term investments, $439.8 million of receivables and advances, $1,100.8 million of taxes receivable, $61.4 million of inventories, and $199.8 million of prepaid and deferred charges.

Exhibit “99.1” Current Province of New Brunswick Description

Contingent Liabilities

The following table summarizes outstanding contingent liabilities at March 31, 2011 with comparable numbers as at March 31, 2010:

	At March 31, (In millions of dollars)

	2010	2011
Bank Loans
Under Various Acts	130.0	141.2
Less: Provision for Possible Losses	39.9	49.1
Total Contingent Liabilities	90.1	92.1

Due to the adoption of the definition of the Reporting Entity recommended by PSAB of the CICA, guarantees associated with the debt of NBEFC and the New Brunswick Municipal Finance Corporation are not included in the previous table.  These guarantees are as follows:

	At March 31, (In millions of dollars)

	2010	2011

Bonds, Debentures and Notes
New Brunswick Municipal Finance Corporation	687.1	730.1
Loans from Northern Canada Power Commission to NB Power	0.3	0.0
	687.4	730.1
Less: Sinking Funds	0.0	0.0
	687.4	730.1
Accrued Interest 1	9.4	9.9
Total	696.8	740.0

Debt Record

The Province has always paid promptly when due the full amount of the principal, redemption premium, if any, and interest on every direct obligation issued by it and every indirect obligation on which it has been required to implement its guarantee, all in the lawful currency of the country where payable at the time of payment thereof, subject during wartime to any applicable restrictions of laws and regulations forbidding trading with the enemy.

1 Foreign denominated debt plus accrued interest are expressed as the Canadian dollar equivalent at fiscal year-end rates of exchange.

Exhibit “99.1” Current Province of New Brunswick Description

CONSOLIDATION OF NEW BRUNSWICK PUBLIC SECTOR DEBT

Other than the Province, NBEFC and the New Brunswick Municipal Finance Corporation, municipalities are the only public sector entities with outstanding debt.  Municipalities, with the exception of the City of Saint John, are required to obtain approval from the provincial government before borrowing money for capital expenditures.

Consolidated Funded Debt of the New Brunswick Public Sector
(In millions of dollars)

Province of New Brunswick
	Funded Debt	11,961.6
	Less: Sinking Funds	4,341.4
		7,620.2
Municipalities
	Funded Debt	730.1
Total Public Sector Debt		8,350.3

Information in the foregoing table relative to the Province is at March 31, 2011 and information relative to municipalities is the amount outstanding at December 31, 2010.  Excluded is $4,269.0 million (net of sinking funds of $393.1 million) borrowed by the Province on behalf of NBEFC.  This debt is paid out of the operating revenues of NBEFC rather than out of provincial revenues.

Exhibit “99.1” Current Province of New Brunswick Description

PUBLIC SECTOR PENSION LIABILITIES

The Public Service Superannuation Act (“PSSA”) establishes a plan under which pensions are paid to most Government employees and to certain employees of boards or institutions affiliated with the Province or their surviving spouses and minor dependents.  Employees contribute approximately 6.0% on average of their salaries into the Public Service Superannuation Fund (“PSSF”).  Approximately 9,436 active provincial employees are making contributions. The Province and other designated employers are required to contribute into the PSSF an amount that is necessary, in addition to employee contributions, to cover current service cost.  If at any time the PSSF is unable to satisfy all pension liabilities, the deficiency will be met out of the ordinary revenue of the Province.  The Province contributed $42.1 million as the employer portion of current service cost for the year ended March 31, 2011.  The Province will contribute approximately $46.0 million for current service cost for the fiscal year ending March 31, 2012.  The market value of the PSSA Pension Plan assets was $5,044.5 million as of March 31, 2011.

As a result of the PSSA Pension Plan’s April 1, 2010 actuarial valuation for funding purposes, the Province and three other designated employers will continue making special payments to reduce the $680.5 million unfunded liability.  The Province’s share of the special payments will be $51.1 million while the three designated employers will collectively contribute $13.8 million in the fiscal year ending March 31, 2012. ($49.7 million for the Province and $13.5 million collectively for the three designated employers in the fiscal year ended March 31, 2011).

The Teachers’ Pension Act establishes a plan for the payment of pensions to retired teachers or their surviving spouses and minor dependents.  Teachers covered contribute approximately 7.8% on average of their salaries into the Teachers’ Pension Fund (“TPF”).  Approximately 8,080 active employees are making contributions.  The Province is required to match employee contributions.  If at any time the TPF is unable to satisfy all pension liabilities, the deficiency will be met out of the ordinary revenue of the Province.  The Province contributed $43.4 million as the employer portion of current service cost for the year ended March 31, 2011.  The Province will contribute approximately $45.2 million for the fiscal year ending March 31, 2012.  The market value of the TPF was $4,033.7 million as at March 31, 2011.

As the result of the Teachers’ Pension Plan’s April 1, 2010 actuarial valuation for funding purposes, the Province will continue making special payments to reduce the $682.7 million unfunded liability.  The special payments will be $94.4 million in the fiscal year ending March 31, 2012 ($91.9 million in the fiscal year ended March 31, 2011).

As of April 1, 2011, the Public Service Superannuation Plan had an actuarial pension liability of $48.8 million using accounting assumptions while the Teachers’ Pension Plan had an actuarial pension liability of $204.7 million.

Significant actuarial assumptions used for the purposes of financial statements were:

Long Term

Salary escalation rate	3% subject to a 2 year wage freeze plus promotional increase
Real rate of return	4.50%
Inflation	2.50%

As at March 31, 2011, the financial statements for the Province reported a pension surplus of $126.7 million and $287.8 million for the Public Service Superannuation Plan and the Teachers’ Pension Plan, respectively.  The primary difference between the actuarial pension liabilities and the liabilities per the financial statements is that accounting standards require that experience gains and losses be amortized over the estimated average remaining service life of the employees.

The Province sponsors three separate School District pension plans totaling $319.1 million in assets.  The plans have December 31 year-ends.  The total liability was approximately $39.1 million on an actuarial basis with a $15.7 million surplus on an accounting basis.  If at any time these plans are found to be deficient, the Province is required to contribute an amount sufficient to fully fund the obligations. In 2011-2012 the Province will be making special payments totaling $3.2 million.

The Province sponsors pension plans for provincial court judges, Members of the Legislative Assembly and the Ombudsman.  Collectively they have a total actuarial unfunded liability of $76.2 million and an accounting unfunded liability of $70.4 million as at March 31, 2011.

Exhibit “99.1” Current Province of New Brunswick Description

The Province also contributes to the Pension Plan for Certain Bargaining Employees of New Brunswick Hospitals, C.U.P.E. Employees of New Brunswick Hospitals and the Pension Plan for Part-time and Seasonal Employees.  The Province contributes a fixed percentage of an employee’s wages and has no further financial obligation.

In September 2011 the Government of New Brunswick launched a review to ensure that public sector pension plans are affordable, sustainable and have secure benefits.

New Brunswick Investment Management Corporation

In 1996, legislation was proclaimed establishing the New Brunswick Investment Management Corporation.  The corporation acts as trustee for the PSSF, the TPF and the Provincial Court Judges’ Pension Fund.

Exhibit “99.1” Current Province of New Brunswick Description

NEW BRUNSWICK POWER HOLDING CORPORATION

NB Power was established as a Crown corporation of the Province in 1920 by enactment of the Electric Power Act.

On October 1, 2004 the Province of New Brunswick proclaimed the Electricity Act (the “Act”), which resulted in the reorganization of NB Power and the restructuring of the electricity industry in New Brunswick. The NB Power Group (the “Group”) was continued as a holding company and four operating companies:

New Brunswick Power Holding Corporation (Holdco), which provides strategic direction, governance and support to the subsidiaries for communications, finance, human resources, legal, and governance. It also provides shared services on a cost-recovery basis;

New Brunswick Power Generation Corporation (Genco) 1, which is responsible for the operation and maintenance of the oil, hydro, coal, and diesel-powered generating stations;

New Brunswick Power Nuclear Corporation (Nuclearco), which is responsible for the operation of Point Lepreau Generating Station;

New Brunswick Power Transmission Corporation (Transco), which is responsible for operating and maintaining the transmission system and

New Brunswick Power Distribution and Customer Service Corporation (Disco), which is responsible for operating and maintaining the distribution system. Disco is designated as the standard service supplier for the Province and is obligated to provide standard services to residential, commercial, wholesale, and industrial customers located throughout the Province.

The Group provides New Brunswickers with electricity at the lowest possible cost consistent with safety, reliability and the environment. The electricity is generated at 14 facilities and delivered via power lines, substations and terminals to more than 387,000 direct and indirect customers within New Brunswick. In addition, the Group exports electricity to New England, Quebec, Nova Scotia, and Prince Edward Island.

On October 19, 2011, the provincial government released a new energy blueprint which outlined a 10 year vision and a three year action plan for the energy sector.  The energy blueprint announced the amalgamation of the NB Power group of companies into a single, vertically integrated Crown utility.  As part of this amalgamation the NB Power related debt currently held by NBEFC will be returned to NB Power.  NB Power has been directed to implement cost reductions and savings.  These savings will be held by utility to help build equity and pay down debts.

At March 31, 2011, the Group generated electricity at 13 hydro, coal, oil and diesel-powered stations, with an installed net capacity of 3,142 megawatts comprised of 1,728 megawatts of thermal, 889 megawatts of hydro, and 525 megawatts of combustion turbine capacity.  Once the Point Lepreau nuclear plant refurbishment is complete it will have a net generating capacity of 660 megawatts which will be added to the net capacity total.    Gross investment in all plants at March 31, 2011 was $4,4042 million.

At March 31, 2011, the Group maintained 6,848 kilometers of transmission lines and 20,602 kilometers of distribution lines representing a gross investment of $3662 million and $8392 million, respectively.  The Group also had a gross investment of $5242 million in terminals and substations.

Transco has extensive interconnection facilities to take advantage of its favourable geographic position between the two very large electric power systems in Québec and New England and the other two Maritime Provinces.  At March 31, 2011 interconnection capacity was as follows:

1 Genco wholly owns two subsidiaries
•	New Brunswick Power Coleson Cove Corporation (Colesonco), which owns and operates Coleson Station, with a generating capacity of 972 MW included in Genco’s total capacity
•	Mine Reclamation Inc (formerly NB Coal Limited). The Company name was changed in January 2010 to handle the remaining assets of NB Coal.
2 Excluding construction in progress

Exhibit “99.1” Current Province of New Brunswick Description

Interconnection Capacity

Utility System	Megawatts (MW)
	Import	Export

Québec	1,019	770
New England	716	1,120
Nova Scotia	350	300
Prince Edward Island	124	222

Total	2,209	2,412

Genco exports energy to Northern Maine and New England pursuant to export permits from the National Energy Board expiring in the 2016-2017 period.

Significant Events

The following significant events impacted the Group’s 2010-2011 financial results.

Point Lepreau Nuclear Generating Station Refurbishment Project

In July 2005 the Province of New Brunswick announced its decision to support the Board’s recommendation to refurbish Point Lepreau Generating Station in partnership with Atomic Energy of Canada Limited (“AECL”). The refurbishment will extend the station’s life by approximately 25 years, providing the Group with electricity from a fuel source that is not subject to the volatility of heavy fuel-oil pricing. The refurbished station will also continue to provide an environmental benefit by generating electricity that avoids significant carbon dioxide, sulphur dioxide and nitrogen oxide emissions.

The original project completion and station restart date was October 2009.  The project has experienced challenges and as a result the expected project completion and Station restart is now scheduled for the fall of  2012.

Total project capital spending to March 31, 2011 is $1.1 billion.

Financial Implications of Delay

Refurbishment of the Point Lepreau Generating Station is largely a turnkey project and, as such, construction cost overruns are the responsibility of the contractor – AECL. There are, however, financial implications for NB Power as project owner.
The capital costs and deferral costs totaling $30 million per month as a result of the delay are as follows:

a) The capital cost of the project will increase by approximately $11 million per month of project delay, this consists of:

•	$3 million in increased project owner costs for facilities, contracted staff, insurance and other costs to support the project
•	$8 million of costs reallocated from operations to the project

b) The deferral of Nuclearco period and replacement power costs will increase by approximately $19 million per month   (including interest applied to the deferral balance).

These costs will be amortized and charged to customers over the extended life of the station.

Exhibit “99.1” Current Province of New Brunswick Description

Cost Saving Strategic Initiative

In order to further target cost savings NB Power created a cost saving strategic initiative during the year which is a sustainable cost reduction program designed to remove $20 million from ongoing costs while minimizing any negative impact on customer facing processes. More specifically, the program is a collection of smaller initiatives including a staff reduction program, an overtime reduction program and a program to reduce professional and hired services.

Staff Reduction Initiative

As part of NB Power’s cost reduction initiative, a staff reduction program was implemented during the year. The program was designed to reduce management and administration costs. The cost of the program was $17 million which then created $9 million in savings from reduced salaries and benefits for the remainder of the year. Future year savings are expected to be $13 million per year based on the full year salary and benefits of 123 employees.

Service Life Extension
In 2010 there was a write-down due to impairment as a result of the intent to shut-down on March 31, 2011 and decommission the Dalhousie Generating Station. During 2011 the life of the Dalhousie Generating Station was extended to March 31, 2012. The extension of life is due to the following factors:

•	The Point Lepreau Generating Station is now scheduled to return to service in the fall of 2012. This results in additional energy and capacity requirements for winter 2011/12.
•
During the first part of winter 2010/11, NB Power benefited from a milder than usual winter and better-than-average hydro flows (December was 202% of the long-term average). As a result, NB Power did not use Dalhousie and Coleson Cove at the previously forecasted levels.

•	The NB Power Marketing Desk group has been able to secure economic energy purchases in the $55/MWh range, which has reduced the need to operate both the Dalhousie and Coleson Cove generating stations.

Therefore the remaining net book value of the Dalhousie Generating Station at March 31, 2010 of $34 million will be amortized equally over fiscal years ending March 31, 2011 and March 31, 2012.

Petroleos de Venezuela S.A. (PDVSA) Lawsuit Settlement

On August 3, 2007, the NB Power Group settled a lawsuit with PDVSA for $333 million in total. The settlement was comprised of $115 million paid by PDVSA on signing and a $218 million commitment by PDVAS to deliver a specified quantity of fuel in the future. During 2010/11 the final shipment of fuel was received.

              Rate Increase
              On April 6, 2010, the Board of Directors of the NB Power Distribution and Customer Service approved a three per cent rate increase to be effective June 1, 2010 across all customer rate categories, which resulted in a $30 million increase to revenues.

Rate increases in the past five fiscal years are shown in the following table:

Average Rate Increase

	Year Ended March 31,

	2007	2008	2009	2010	2011
Customer Classification	(%)

Residential	8.0	5.9	3.0	3.0	3.0
General service I	3.8	4.0	3.0	3.0	3.0
General service II	5.8	5.9	3.0	3.0	3.0
Small Industrial	3.5	5.8	3.0	3.0	3.0
Large Industrial	8.0	6.9	3.0	3.0	3.0
Wholesale	5.9	5.9	3.0	3.0	3.0
Street lights	0.0	0.0	3.0	3.0	3.0

Exhibit “99.1” Current Province of New Brunswick Description

 Rate Freeze

 In January 2011 the NB Power Board of Directors received the Shareholder’s mandate letter which included a number of specific directives, one of which directed NB Power to implement a three year rate freeze. As a result of this directive, the Shareholder mandated that the hedging program be extended from purchasing 18 months forward to 3 years forward. This will assist with mitigating risk related to fuel and purchased power price volatility over the three year rate freeze.

International Financial Reporting Standards (IFRS)

During the year the Accounting Standards Board (AcSB) allowed companies with rate regulated activities to defer their implementation of IFRS by one year. The NB Power Group met the requirements for the deferral and has elected to defer the transition to IFRS until April 1, 2012.

Thermal Decommissioning Liabilities

During the year a third party performed a decommissioning study on the Dalhousie Generating Station, as a result of this study the decommissioning liability of $30 million was increased $0.7 million.

Overview of Financial Performance

The Group generated net earnings before special payments in lieu of income taxes for the year ended March 31, 2011 were $99 million compared to the prior year’s loss before special payments in lieu of income taxes of $170 million.  The significant factors that contributed to the $269 million year-over-year variance were

•	a prior year write down of $161 million before taxes due to impairment of the Dalhousie Generating Station assets as a result of the intent to shut-down and decommission the generating station.
•	an increase in gross margin of $67 million mainly due to
•	higher in-province revenue due to higher rates, and colder weather
•	lower overall generation costs partially reduced by higher volumes
•	higher out-of-province revenue due to higher volumes mainly due to new export contracts, partially offset by lower market prices
Offset by
•	lower hydro flows in 2010/11 at 115 per cent of the long-term average compared to 119 per cent of the long-term average in 2009/10
•	a decrease in operations maintenance and administration expense of $31 million in 2010/11 (see Year-over-Year Results – Expense section for more detail)
•	a decrease in finance charges of $18 million due to lower rates and lower debt levels (other than debt associated with ongoing capital projects)

Non-capital costs of $197 million were incurred related to the Point Lepreau Generating Station refurbishment project; however these costs were deferred in accordance with legislation, (no impact on the current year’s earnings) and will be amortized over the life of the refurbished generating station.

The Group’s debt increased by $197 million in 2010-2011. The increase was mainly due to financing requirements for the Point Lepreau refurbishment project and the related deferred costs

Operating Results

Revenues

Total revenues were $1,638 million in 2010-2011, a $52 million or three per cent increase compared to 2009-2010.

In-province sales of power totaled $1,246 million in 2010-2011, representing a $39 million or three per cent increase from 2009-2010. The main contributors to the year-over-year variance were:

(a)  $30 million increase due to higher rates (3% rate increase effective June 10, 2010
(b)  $13 million increase due to colder than normal weather

Exhibit “99.1” Current Province of New Brunswick Description

Offset by
(c)	$4 million decreased interruptible
(d)	$2 million decreased load, mainly residential

In 2010-2011, out-of-province sales of power were a $250 million, an increase of $21 million or 9 per cent compared to 2009-2010. The main contributors to the year-over-year variance were a $54 million increase because of higher volumes mainly due to new contracts with customers in the State of Maine offset by a $34 million decrease due to lower market prices.

Miscellaneous revenue was $51 million in 2010-2011, a decrease of $8 million compared to 2009-2010. This decrease was mainly due to the conclusion of a contract with the System Operator related to seconded employees, and lower revenue related to the point to point tariff.

For the fiscal year ended March 31, 2011, energy was supplied as follows:

Composition of Energy Supply

	Total	In Province
	(%)

Hydro	18.3	22.4
Thermal	26.0	25.9
Nuclear	0.0	0.0
Purchases	55.7	51.7

Total	100.0	100.0

Fuel and Purchased Power

The cost of fuel and purchased power was $874 million in 2010-2011, a decrease of $13 million or one per cent from 2009-2010. The year-over-year decrease in fuel and purchased power costs was mainly attributable to:

(a)	$53 million lower overall generating costs partially due to an economic decision to purchase more power rather than generate due to low market prices.
(b)	$9 million one-time settlement of a fuel supply and storage agreement resulting in lower costs
Offset by
(c)	$44 million higher overall volumes required
(d)	$5 million lower hydro flows

Operations, Maintenance and Administration

Operations, maintenance and administration costs were $416 million in 2010-2011, a $31 million or seven per cent decrease compared to 2009-2010. The significant changes were:

(a)	$22 million cost reduction initiative savings (lower labor, reduced overtime, lower hired services)
(b)	$5 million lower labour mainly due to shut down of NB Coal operations in 2009/10, and conclusion of seconded employee service agreement to System Operator
(c)	$12 million lower pension interest and amortization due to higher return on plan assets in 2009-2010
(d)	$17 million lower hired services and materials mainly due to scope and timing work related to the Point Lepreau Generating Stations Refurbishment project
Offset by
(e)	$10 million lower labour allocated to capital
(f)	$15 million higher early retirement expense related to the June 30, 2010 staff reduction initiative
(g)	$5 million settlement of a contract to supply gypsum

Exhibit “99.1” Current Province of New Brunswick Description

Amortization and Decommissioning

Amortization and decommissioning costs were $199 million in 2010-2011, no change as a result of offsetting variances as follows

(a)	$4 million higher amortization related to the shorter expected useful life at the Dalhousie Generating Station
(b)	$4 million write off of retired equipment at the Coleson Cove and Belledune Generating Stations
Offset by
(c)	$4 million extension of the service lives of the Millbank and Grand Manan generating stations
(d)	$4 million lower amortization as a result of the closure of NB Coal operations in 2009/10

Finance Charges

Finance charges were $114 million in 2010-2011.  This represents an $18 million or fourteen per cent decrease from 2009-2010.   This was mainly due to $20 million lower interest charges related to lower debt levels outstanding and lower long term interest rates.

Special Payments in Lieu of Income Taxes

The Group is required to made special payments in lieu of income taxes to NBEFC or recover taxes previously paid through the application of loss carry-backs. These payments or recover taxes previously paid through the application of loss carry-backs. These payments or recoveries are based on accounting net earnings multiplied by a rate of 28.875 per cent.  Special payments in lieu of income taxes (recovery) were $32 million in 2010-2011, an $85 million increase compared to 2009-2010. This increase was primarily due to increased earnings as a result of the impairment of the Dalhousie Generating Station in 2009-2010.

Liquidity and Capital Resources

Capital expenditures, net of proceeds on disposal and customer contributions, were $238 million in 2010-2011. This year-over-year decrease of $118 million or 33 per cent resulted primarily from the following:
(a)	$87 million reduced spending on the Point Lepreau Generating Station refurbishment project and turbine upgrade completion
(b)	$31 million reduced regular capital spending

Cash Flow from Operations

Cash flow from operations in 2010-2011 increased by $48 million to $293 million. This increase resulted from a $184 million increased net earnings.  This was offset by a $136 million decrease in amounts charged to operations not requiring a current cash payment. (mainly resulting from the Dalhousie impairment in 2009-2010)

Free Cash Inflow (Outflow)

 Free cash outflow was $182 million in 2010-2011, a decrease of $146 million compared to 2009-2010.  The primary reasons for the decrease were:
(a)	decreased capital spending due to the Point Lepreau Generating Station refurbishment project, and capital spending
(b)
decreased regulatory deferrals excluding mark-to-market adjustments mainly due to net change in regulatory deferrals related to the Point Lepreau Generating Station refurbishment project and the PDVSA lawsuit settlement

(c)
increased cash flow from operations due to higher earnings partially offset by decrease in the amount charged to operations not requiring a current cash payment (mainly resulting from the Dalhousie impairment in 2009-2010)

Total Debt

The Group’s debt increased by $197 million in 2010-2011 and was mainly due to capital spending on the Point Lepreau Generating Station refurbishment project and the related deferred costs.

The Group’s debt levels are increasing due to the refurbishment of the Point Lepreau Generating Station.  The level of short-term borrowings fluctuates depending on the timing of debt maturities and capital investment requirements. Since restructuring on October 1, 2004 the Group issues long-term and short-term notes to NBEFC. Under the authority of the Act, the Province borrows in its own name on behalf of NBEFC.

Exhibit “99.1” Current Province of New Brunswick Description

Statistical Information

The following tables set forth certain statistical information for the five fiscal years ended March 31, 2011.

Peak Demand and Capacity

	2007	2008	2009	2010	2011
	Megawatt (MW)
System net generating capacity	3,932	3,932	3,194	3,194	3,142
Firm capacity purchases	402	402	402	400	400

Total available resources	4,334	4,334	3.596	3,594	3,542

In-province system net peak demand	3,160	2,992	3,167	2,870	3,006
Firm exports	356	447	419	445	365
Operating reserve	512	508	178	231	317

Total requirement	4.028	3,947	3,764	3,546	3,688

Selected Output and Sales Data

	2007		2008		2009		2010		2011
	(In millions of kilowatt hours)
System Power Generated and Purchased (in millions of kilowatt hours)
Generated	15,946		14,437		11,264		9,525		7,587
Purchased	3,092		3,890		5,295		6,772		9,546
	19,038		18,346		16,559		16,297		17,133
Less: Station service and losses (transformer and transmission)	1,531		1,439		1,292		1,138		1,143
Total Energy Available	17,507		16,907		15,267		15,159		15,990

Electric Sales
In-province	14,342		14,250		13,052		12,545		12,658
Out-of-province	2,815		2,327		1,891		2,326		2,994
Total Electric Sales	17,157		16,577		14,943		14,871		15,652

Revenue from Sale of Power (in millions of dollars)
In-province	1,146		1,237		1,219		1,207		1,246
Out-of-province	215		196		217		229		250
Total revenue from sale of power	1,361		1,433		1,436		1,436		1,496
Miscellaneous revenue and transmission	151		279		17		199		120

Total Revenue	1,512		1,712		1,453		1,635		1,616

Number of Customers (direct and indirect)	373,207		376,964		380,682		383,896		387,897
Average Revenue per kilowatt-hour
In-province	7.99	¢	8.68	¢	9.34	¢	9.62	¢	9.84	¢
Out-of-province	7.64	¢	8.42	¢	11.48	¢	9.85	¢	8.35	¢

Exhibit “99.1” Current Province of New Brunswick Description

The following summary financial information was extracted from the audited combined financial statements of NB Power Holding Corporation.

Summary Combined Balance Sheet
	As at March 31,

	2010	2011
	(in millions of dollars)
Assets
Current assets	613	542
Fixed assets	3,703	3,773
Long-term asset	947	1,242
Deferred change	116	75
Total Assets	5,379	5,632

Liabilities and Deficits
Current liabilities	1,154	1,297
Long-term debt	3,481	3,417
Deferred liability	570	612
Shareholder equity	174	306
Total Liabilities and Shareholder’s Equity	5,379	5,632

Summary of Combined Statement of Earnings
	Year Ended march 31,

	2007	2008	2009	2010	2011
	(in millions of dollars)

Revenues	1,512	1,712	1,453	1,635	1,616
Expenses
Fuel and purchased power	560	585	869	887	874
Transmission 1	85	85	82	86	90
Operations, maintenance and administration	389	397	415	447	416
Amortization & decommissioning	220	216	186	199	199
Taxes	49	43	43	40	40
Regulatory deferrals	-	73	(386)	(147)	(216)
Finance charges	180	175	140	132	114
Impairment of long-term asset	-	-	-	161	-
	1,483	1,574	1,349	1,805	1,517
Earnings (loss) before special payments in lieu of income taxes	29	138	104	(170)	99
Less: Special payments in lieu of income taxes	8	49	34	(53)	32
Net Earnings (Loss) for the Year	21	89	70	(117)	67

1 The EUB also regulates the Open Access Transmission Tariff (“OATT”) that establishes non-discriminatory access to the transmission system for generators and customers inside and outside the Province and generates revenues for Transco to operate and maintain the transmission system.  On October 1, 2004, the System Operator assumed responsibility for the design and administration of the OATT.  As such, Transco bills the System Operator for the majority of its revenue requirement which the System Operator collects through the OATT from the various load and load-serving customers including Genco, Nuclearco and Disco.

Exhibit “99.1” Current Province of New Brunswick Description

Summary Combined Statement of Cash Flow

	Year Ended March 31,

	2007	2008	2009	2010	2011
	(In millions of dollars)
Net Inflow (Outflow) of Cash Related to the Following Activities:
Net income (loss)	21	89	70	(117)	67
Non-cash items	217	227	203	362	226
Net change in non-cash working capital balances	13	(80)	(60)	(65)	(36)
Nuclear decommissioning and used fuel management funds installments and earnings1	(13)	(141)	(35)	(21)	(22)
Other	(13)	(21)	(257)	(237)	(234)

Cash from operating activities	225	74	(79)	(78)	1
Cash from financing activities	71	219	466	326	188
Cash from investing activities	(287)	(323)	(381)	(250)	(183)
Net Cash Inflow (Outflow)	9	(30)	6	(2)	6
Cash and short-term investments
Beginning of Year	21	30	0	6	4
End of year	30	0	6	4	10

Segmented Information

The Group is organized and operates under five reportable business segments. On October 1, 2004, the restructuring of NB Power resulted in each of the business segments becoming incorporated companies.

	Year ended March 31, 2011 (In millions of dollars)
	Genco	Nuclearco	Transco	Disco	Holdco	Eliminations	Total

Total Revenue	1,239	175	106	1,294	81	(1,279)	1,616
Total Expenses	1,216	175	93	1,263	81	(1,279)	1,549
Net Income (Loss) for Year	23	-	13	31	-	-	67
Total Assets	1,628	2,181	402	1,548	358	(485)	5,632

Total Long-term Debt	1,254	1,406	210	1,139	1	-	4,010
Capital Expenditures	19	153	19	43	4	-	238

1 The Group established a decommissioning segregated fund and a used nuclear fuel segregated fund to meet the license conditions of the Station as set by the Canadian Nuclear Safety Commission (CNSC).  The Group has also established a trust fund pursuant to the federal Nuclear Fuel Waste Act (“NFWA”).  In accordance with the NFWA, the Nuclear Waste Management Organization (“NWMO”) was formed to prepare and review alternatives and provide recommendations for long-term management of nuclear waste.   In June 2007, the Government of Canada announced its decision to accept the long-term disposal plan proposed by the NWMO.  The funding requirement, based on the accepted proposal, has not been finalized at this time.  Until then, the NFWA requires the Group to contribute $4 million annually.  The funds contained in the established funds to meet the license conditions of the Point Lepreau Generating Station described above will also be used to meet these requirements.

Exhibit “99.1” Current Province of New Brunswick Description

NEW BRUNSWICK ELECTRIC FINANCE CORPORATION

NBEFC was established under the Act that came into force on October 1, 2004.

NBEFC has as its mandate to manage the assets, liabilities, rights, and obligations that NBEFC received as part of the restructuring of Holdco and to dispose or otherwise deal with them as it sees fit.

As a result of the restructuring, the former NB Power’s debt, accrued interest and Sinking Funds were transferred to NBEFC.  A net total of $3.5 billion was transferred to NBEFC.

In exchange, NBEFC received promissory notes from each Holdco subsidiary, including accrued interest, and a $140-million equity share in Transco. In addition, NBEFC assumed the deferred debt charges of $50 million and relieved the newly formed Holdco and its subsidiaries of NB Power’s $187 million deficit.

NBEFC holds Class “B” non-voting share of nominal value in Holdco and its subsidiaries as well as in New Brunswick Power Coleson Cove Corporation.  NBEFC holds an additional thousand Class “B” non-voting common shares in Transco assigned a value of $140 million.

NBEFC receives debt service payments, dividends and payments in lieu of taxes from the newly formed companies.

As of March 31, 2011, NBEFC had total debt net of sinking funds of $4.69 billion.

Exhibit “99.1” Current Province of New Brunswick Description

FUNDED DEBT OUTSTANDING AT MARCH 31, 2011

Date of Maturity	Interest Rate %	Sinking Fund Installment Rate %	Series	Currency Amount	Outstanding Amount CDN	Date Issued	Note
Repayable in United States Dollars:
15 Feb. 2013	7.625	1 & 1.5	EO	200,000.0	194,360.0	Feb. 1993	2
15 Aug. 2013	6.75	1 & 1.5	ET	200,000.0	194,360.0	Sept. 1993	2
21 Feb. 2017	5.2	1 & 1.5	GR	500,000.0	584,750.0	Feb. 2007	2, 13
15 May 2020	9.75	1 & 1.5	DU	200,000.0	194,690.0	May 1990	2, 14
1 May 2022	8.75	1 & 1.5	EI	200,000.0	194,980.0	May 1992	2, 15
				1,300,000.0	1,363,140.0
Repayable in Swiss Francs
4 Mar. 2016	2.875	1.5	GY	300,000.0	321,390.7	Mar 2009	2, 17

Exhibit “99.1” Current Province of New Brunswick Description

FUNDED CANADIAN DEBT OUTSTANDING AT MARCH 31, 2011

Date of Maturity	Interest Rate %	Sinking Fund Installment Rate %	Series	Outstanding Amount	Date Issued	Note
Repayable in Canadian Dollars:
10 Apr. 2010-10 July 2011	9.81-10.04	1.5	CP	58,458.0	1991	1
12 July 2011	5.8	1 & 1.5	FX	600,000.0	Feb, June 2001	2, 5
31 Oct.2011	10.125	1 & 1.5	ED	200,000.0	Oct 1991	2
1 Dec. 2011	5.85	1 & 1.5	FY	600,000.0	Oct 01, Feb 2002	2, 6
11 May 2012- 10 July 2012	9.17-9.45	1.5	CP	41,673.0	1992	1
9 May 2012	4.53	1.5	CP	86,575.0	2006-07 2007-08	11
6 Dec. 2012	5.875	1 & 1.5	FZ	600,000.0	June, Aug. 2002	2, 7
18 Jan. 2013	9.25	1 & 1.5	EN	200,000.0	Jan. 1993	2
25 Feb. 2013	5.5	1 & 1.5	GC	200,000.0	Feb. 2003	2
1 June 2013	3.35	1 & 1.5	GX	620,000.0	Dec 2008, Jan 2009	2, 20
28 June 2013	8.5	1 & 1.5	ER	200,000.0	June 1993	2
13 Jan. 2014	7.75	1.5	EW	200,000.0	Jan. 1994	2
10 Mar. 2014	4.81	1.5	CP	79,432.0	2007-08 2008-09	11
4 Feb. 2015	4.5	1.5	GL	550,000.0	Feb. Apr. 2005	2, 9
12 May 2015	8.75	1 & 1.5	FF	200,000.0	May 1995	2
30 Sept 2015-26 Feb 2016	0.00	1.5	NBIIF	24,826.9	Feb, March 2011	22
3 Dec. 2015	4.3	1 & 1.5	GN	500,000.0	June 05, Jan 06	2, 10
21 July 2016	4.7	1 & 1.5	GQ	600,000.0	July 06, Aug 2010	2, 25
27 June 2017	6.75	1.5	FO	250,000.0	June 1997	2
27 Dec. 2017	6	1.5	FP	250,000.0	Nov. 1997	2
14 Mar. 2018	4.361	1	GU	120,000.0	Mar. 2008	2
26 Mar. 2018	4.45	1 & 1.5	GV	900,000.0	2008-2009	2, 19
2 Apr. 2019-3 Mar. 2020	5.64-6.82	1.5	CP	46,892.0	1999-2000	1
3 June 2019	4.40	1 & 1.5	HA	900,000.00	May, June, Sept 09	2, 21
1 Apr. 2020-2 Mar. 2021	6.25-6.76	1.5	CP	53,014.0	2000-2001	1
2 June 2020	4.50	1 & 1.5	HC	1,365,000.0	2010-2011	2, 24
1 Apr. 2021-1 Mar. 2022	6.26-6.70	1.5	CP	74,784.4	2001-2002	1
1 Apr. 2022-1 Mar. 2023	5.79-6.51	1.5	CP	73,185.0	2002-2003	1
5 Apr. 2023-1 Mar. 2024	5.37-6.06	1.5	CP	71,205.0	2003-2004	1
31 Mar. 2024	4.67	1	GP	100,000.0	Mar. 2006	2
10 Apr. 2025-10 May 2025	4.97-5.10	1.5	CP	19,188.0	2005	1
2 Apr. 2024-10 Jan 2025	5.16-5.83	1.5	CP	67,087.0	2004-2005	1
27 Dec. 2028	5.65	1.5	FT	500,000.0	July 98, Feb. 99	2, 3
15 Dec. 2029	5.75-6.29	1	FV	50,000.0	Dec. 1999	4
27 Jan. 2034	5.5	1.5	GJ	550,000.0	Jan., Nov. 2004	2, 8
19 Mar. 2034	5.15	1	GZ	50,000.0	Mar. 2009	2
26 Sept. 2034	5	1	GW	150,000.0	Sept 2008	2
10 July 2035	4.73	1.5	CP	50,302.0	2005, 2006-2007	11
26 Sep. 2035	4.65	1 & 1.5	GO	650,000.0	Sept 05, Jan 07	2, 12
26 Mar 2037	4.55	1 & 1.5	GS	900,000.0	Mar. June. Sep. 07	2, 16
26 Mar 2037	4.63	1.5	CP	7,856.0	Apr. 2007	11
26 Sept. 2039	4.8	1 & 1.5	GT	1,200,000.0	2007 – 2010	2, 18
2 June 2039- 1 Dec 2039	4.76-5.13	1.5	CP	64,307.0	2009-2010	11
5 Apr 2040-3 Dec 2040	4.51-4.96	1.5	CP	40,360.0	2010	11
3 June 2041	4.80	1 & 1.5	HB	900,000,0	Apr 2010, Feb 2011	2, 23

Total Canadian Outstanding				14,964,145.3

Total Amount Outstanding				16,648,676.0

Exhibit “99.1” Current Province of New Brunswick Description

Notes to Funded Debt Outstanding

(1) Issued to Canada Pension Plan Investment Fund, not negotiable, transferable or assignable.  Twenty year bonds redeemable in whole, or in part prior to maturity on not less than 30 days notice.

(2) Non-callable

(3) In February 1999, the Province issued an additional $250 million of its series FT debentures.

(4) Puttable at par on 15 December 2007 at the option of the note holder with 10 calendar days notice.  The interest rate is 5.75% to 15 December 2007.  After this date, until maturity, the interest rate is 6.29%.

(5) In June 2001, the Province issued an additional $300 million of its series FX debentures.

(6) In February 2002, the Province issued an additional $300 million of its series FY debentures.

(7) In August 2002, the Province issued an additional $300 million of its series FZ debentures.

(8) In November 2004, the Province issued an additional $250 million of its series GJ debentures.

(9) In April 2005, the Province issued an additional $300 million in its Series GL debentures.

(10) In January 2006, the Province issued an additional $300 million of its series GN debentures.

(11) Issued to the Canada Pension Plan Investment Board, non negotiable or transferable.  Assignable only to a wholly-owned subsidiary of the CPP Investment Board.  Thirty year bonds redeemable in whole or in part prior to maturity on not less than six days notice.

(12) In January 2007, the Province issued an additional $400 million of its Series GO debentures.

(13) Canadian $584,750.0 represents the amount payable under an interest rate and currency swap agreement with a counterparty for the repayment at maturity of the Province’s debt of Series GR 5.20% $500 million US due 21 February 2017.  Interest is payable semi-annually in Canadian dollars at a fixed rate.

(14) Canadian $48,920.0 represents the amount payable under an interest rate and currency swap agreement with a counterparty for the repayment of the Province’s debt of U.S. $50 million of Series DU due 15 May 2020.  Interest is payable semi-annually in Canadian dollars at a fixed rate.

(15) Canadian $97,800.0 represents the amount payable under an interest rate and currency swap agreement with a counterparty for the repayment of the Province’s debt of U.S. $100 million of Series EI due 1 May 2022.  Interest is payable semi-annually in Canadian dollars at a fixed rate.

(16)  The Province issued an additional $300 million in June 2007 and $300 million in September 2007 of its Series GS debentures.

(17) Canadian $321,390.7 represents the amount payable under an interest rate and currency swap agreement with a counterparty for the repayment of the Province’s debt of Suisse francs $300 million of series GY 2.875% due 4 March 2016.  Interest is payable annually in Canadian dollars at a fixed rate.

(18) The Province issued an additional $300 million in May 2008 and $300 million in April 2009 and $300 million in March 2010, of its Series GT debentures.

(19) The Province issued an additional $300 million in November 2008 and $300 million in April 2009 of its Series GV debentures.

(20) The Province issued an additional $420 million of its Series GX debentures.

Exhibit “99.1” Current Province of New Brunswick Description

(21) The Province issued an additional $300 million in June 2009 and $300 million in September 2009 of its Series HA debentures.

(22) Issued to the New Brunswick Immigrant Investor Fund (2009) Ltd, non-negotiable or transferable.

(23) The Province issued an additional $300 million in April 2010 and $300 million in February 2011 of its Series HB debentures.

(24) The Province issued an additional $500 million in May 2010, $300 million in December 2010 and $165 million in February 2011 of its Series HC debentures.

(25) In August 2010, the Province issued an additional $300 million of its Series GQ debentures.

FOREIGN EXCHANGE

Canada maintains a floating exchange rate for the Canadian dollar to permit the rate to be determined by fundamental market forces without intervention except as required to maintain orderly conditions.

Spot exchange rates for the U.S. dollar and Swiss franc in Canada, expressed in Canadian dollars, are shown in the table below for 2007 through 2011.

Average of Noon Spot Rates	2007	2008	2009	2010	2011

U.S. Dollar	$1.0748	1.0279	1.2602	1.0156	0.9718
Swiss Franc	0.9508	1.036	1.1058	0.9646	1.0611

Source: Bank of Canada

SOURCES OF INFORMATION

Information included herein which is designated as being taken from a publication of the Province or Canada, or any agency or instrumentality of either, is included herein upon the authority of such publication as an official public document.

All financial information of the Province contained herein was obtained from the annual Budget and Main Estimates, any financial reviews pertaining thereto and the Public Accounts, or was prepared by representatives of the Department of Finance in their official capacities.  The information set forth under "Province of New Brunswick", and other than as described in the preceding paragraph, was prepared by representatives of the Department of Finance in their official capacities.